UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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General Moly, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
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General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

April 18, 2016

Dear Stockholder:

You are invited to attend General Moly’s annual stockholders’ meeting.  The meeting will be held on June 8, 2016, at 9:00 a.m., local Colorado time, at the Denver West Office Park, Building 22 - Room 130, 1726 Cole Blvd., Lakewood, Colorado 80401.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.

Your vote is important.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed postage paid return envelope so that your shares will be represented at the meeting.

Please note that due to changes in the NYSE rules, brokers are no longer permitted to vote your shares on proposals for the election of directors or on any other non-routine matters if you have not given your broker specific instructions on how to vote your shares.  PLEASE BE SURE TO GIVE SPECIFIC VOTING INSTRUCTIONS TO YOUR BROKER SO THAT YOUR VOTES CAN BE COUNTED.

We look forward to seeing those of you who will be able to attend the meeting.

Sincerely,

Bruce D. Hansen
Chief Executive Officer

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

Notice of Annual Meeting of Stockholders

To be Held on June 8, 2016

April 18, 2016

Dear Stockholder:

We are pleased to invite you to attend General Moly, Inc.’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m., local Colorado time, on June 8, 2016, at the Denver West Office Park, Building 22 - Room 130, 1726 Cole Blvd., Lakewood, Colorado 80401.  The meeting will be held to:

•                  elect two Class III members to the Board of Directors to serve until the 2019 Annual Meeting of Stockholders;

•                  hold an advisory vote to approve executive compensation;

•                  ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016

•                  approve an amendment to the General Moly, Inc. 2006 Equity Incentive Plan, as Amended, as of May 2010; and

•                  act on such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on the books of the Company at the close of business on April 15, 2016, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.  A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters at 1726 Cole Boulevard, Suite 115, Lakewood, Colorado 80401 during the 10 days before our Annual Meeting and at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings.  Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy.  If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.  The proxy is revocable at any time prior to its use.

Sincerely,

Michael K. Branstetter
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2016

The Company’s proxy statement, form of proxy card and 2015 annual report to stockholders are available at:  www.generalmoly.com.

i

Stockholder Proposals and Recommendations for Director Nominees for the 2017 Annual Meeting	42
Householding	42
Annual Report	42
Other Matters	42

ii

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado 80401

PROXY STATEMENT
Relating to
Annual Meeting of Stockholders
To be held on June 8, 2016

We are sending this proxy statement to the holders of our common stock, $0.001 par value, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the General Moly, Inc. (the “Company,” “we,” or “us,” or “our”) Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2016 at 9:00 a.m., local Colorado time, at the Denver West Office Park, Building 22 - Room 130, 1726 Cole Blvd., Lakewood, Colorado 80401, and any postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about April 29, 2016.

A proxy card is enclosed for your use.  The Board requests that you sign, date, and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Annual Meeting and to vote in person.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, stockholders entitled to vote will be asked to consider and take action on the following matters:

•                  election of two Class III members to our Board to serve until the 2019 Annual Meeting of Stockholders and until their successor is elected and qualified or until his earlier death, resignation, or removal in accordance with our Certificate of Incorporation, Amended and Restated Bylaws, and Corporate Governance Guidelines;

•                  an advisory vote to approve executive compensation;

•                  ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016;

•                  approve an amendment to the General Moly, Inc. 2006 Equity Incentive Plan, as Amended, as of May 2010; and

•                  act on such other matters as may properly come before the meeting or any adjournment thereof.

Your vote is important.  We are requesting that you complete, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Shares cannot be voted at the meeting unless the owner is present to vote or is represented by proxy.

Shares Outstanding and Voting Rights

Record Date; Quorum.  Our Board has fixed the close of business on April 15, 2016, as the record date for the purpose of determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting.  At the close of business on that date, we had 110,567,277 issued and outstanding shares of common stock.  A majority of votes that could be cast by holders of all outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  Proxies that are submitted, whether voted for or against, abstentions, broker non-votes, or otherwise, on at least one item will be treated as present for all matters considered at the meeting, and will be counted for determining whether we have a quorum, however, broker non-votes are not deemed eligible to vote on items as to which they have no authorization to vote.

Solicitation of Proxies.  The accompanying proxy is solicited on behalf of our Board and the entire cost of solicitation will be borne by us.  Following the original mailing of the proxies and soliciting materials, our directors, officers and employees may solicit proxies by mail, telephone, facsimile or other electronic means of communication, or personal interviews.  We will request brokers, custodians, nominees, and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies.  In such cases, the Company will reimburse such holders for their reasonable expenses. The Company has retained Alliance Advisors LLC to perform proxy management services in preparation for the Annual Meeting.  Alliance Advisors’ services will include consulting with General Moly regarding all aspects of proxy solicitation and management; and (b) if requested, contacting banks, brokers and proxy intermediaries to determine the quantity of documents needed in connection with the meeting, and distributing appropriate quantities of such documents. Fees for Alliance Advisors’ services are $9,750.  General Moly may request additional services on an as needed basis.

If you have additional questions, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the Proxy Statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

855-928-4487

Banks and Brokers Call: (973) 873-7700

Revocation of Proxy.  Any proxy delivered in the accompanying form may be revoked by the person executing the proxy by either (1) providing our Corporate Secretary with a later-dated proxy prior to the Annual Meeting or presenting a later-dated proxy at the Annual Meeting, (2) providing our Corporate Secretary a written revocation prior to the Annual Meeting, or (3) attending the Annual Meeting and voting in person.

How Proxies will be Voted.  Assuming a quorum is present, proxies received by our Board in the accompanying form will be voted at the Annual Meeting as specified by the person giving the proxy.  All shares represented by a valid proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting.  The Board, however, does not know of any matters to be considered at the meeting other than those specified in the Notice of Annual Meeting.

Required Votes.  With respect to the election of directors, the candidate receiving the highest number of votes will be elected.  Our stockholders may vote for or against a nominee(s), or may abstain.  If the number of shares voted “for” a nominee does not exceed the number of shares voted “against” the nominee, under our Corporate Governance Guidelines adopted by the Board, he or she must submit his or her resignation from the Board.  See Proposal 1 for further discussion of the majority voting provisions of the Corporate Governance Guidelines.  The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy is required to approve, Proposals 2 (our executive compensation, by non-binding vote), 3 and 4.

Effect of Abstentions and Broker Non-Votes.  Abstentions will have no effect on the election of directors.  Abstentions may be specified and will be counted as present for the purposes of Proposals 2, 3 and 4.  For purposes of determining whether Proposals 2, 3 and 4 have received the requisite vote, an abstention by a stockholder will have the same effect as a vote against the proposal.

Brokers and other intermediaries, holding shares in street name for their customers, are generally required to vote the shares in the manner directed by their customers.  If their customers do not give any direction, brokers may vote the shares if (1) the broker holds the shares in a fiduciary capacity, or (2) the broker is acting pursuant to the rules of any national securities exchange of which it is a member.  On certain routine matters, brokers may, at their discretion, vote shares on behalf of their customers.  The election of directors and the advisory vote to approve our executive compensation are considered non-routine matters for which brokers are not permitted to vote shares without customer direction.  In addition, Proposal 4 is also considered a non-routine matter for which brokers are not permitted to vote shares without customer direction.  Therefore, brokers are not permitted to vote shares for Proposals 1, 2, and 4 without customer direction.  Therefore, we urge you to give voting instructions to your broker on all four proposals.  Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.”  Broker non-votes will have no direct effect on whether any proposal is approved.

Voting Power.  Holders of our common stock are entitled to one vote for each share held.  There is no cumulative voting for directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information as of April 15, 2016, regarding the ownership of our common stock by:

•                  each person who is known by us to own more than 5% of our shares of common stock;

•                  each of our named executive officers and directors; and

•                  all of our current executive officers and directors as a group.

For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (the “SEC”), and for each person includes shares of our common stock that person has the right to acquire within 60 days following April 15, 2016, upon exercise of options, stock appreciation rights or warrants.

Except as indicated in the footnotes to the tables below, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.  We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Stockholders Holding 5% or More:
AMER International Group Co., Ltd (3)	13,333,333	12.1%
Hanlong (USA) Mining Investment, Inc. Hanlong Resources Ltd Sichuan Hanlong Group Co., Ltd Geng Liu YiFan Liu XiaoPing Liu Xue Yang Nelson F. Chen (4)	11,843,341	10.7%
APERAM AMO Holding 7 S.A. (5)	8,256,699	7.5%
F. Steven Mooney (6)	10,000,000	8.3%
Executive Officers:
Bruce D. Hansen (7)	4,971,683	4.4%
David A. Chaput (8)	520,953	* %
Robert I. Pennington (9)	1,157,664	1.0%
R. Scott Roswell (10)	505,983	* %
Lee M. Shumway (11)	593,362	* %
Directors (not including Chief Executive Officer):
Ricardo M. Campoy	177,506	* %
Mark A. Lettes	122,700	* %
Gary A. Loving (12)	573,648	* %
Gregory P. Raih (13)	170,000	* %
Nelson F. Chen (4) (14)	12,058,341	11.0%
Tong Zhang (3)	13,480,319	12.2%
Directors and executive officers as a group (10 persons) (14)	22,067,865	29.9%

* Less than 1%.

(1)                 The address for each of our directors and officers, other than Mr. Chen and Mr. Zhang, is c/o General Moly, Inc., 1726 Cole Blvd., Suite 115, Lakewood, Colorado 80401.  The address for Mr. Chen is 23B 258 Queeen’s Road East, The Zenith, Block 2, Wanchai, Hong Kong.  The address for Mr. Zhang is 29/F, Block A, East Pacific International Center, 7888th Shenzhen Blvd., Shenzhen, 518040, China.

(2)                    Based on 110,398,350 shares of our common stock outstanding as of April 15, 2016.  In accordance with SEC rules, percent of class as of April 15, 2016, is calculated for each person and group by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares of our stock outstanding, plus the number of shares exercisable by that person or group within 60 days of April 15, 2016.

(3)                     AMER and Mr. Zhang share the power to vote, direct the vote, dispose and direct the disposition of all shares shown as beneficially owned by AMER.  All of the voting and investment power with respect to shares held in the name of AMER have been delegated to Mr. Zhang.  The address for both AMER and Mr. Zhang is 29/F, Block A, East Pacific International Center, 7888th Shenzhen Blvd., Shenzhen, 518040, China.

(4)                     Based on a Schedule 13D/A jointly filed with the SEC on March 10, 2014, by Hanlong (USA) Mining Investments, Inc. (“Hanlong USA”) and Nelson F. Chen and a Form 4/A filed on February 12, 2013.  Hanlong USA and Mr. Chen share the power to vote, direct the vote, dispose and direct the disposition of all shares shown as beneficially owned by Hanlong USA.

All of the voting and investment power with respect to shares held in the name of Hanlong USA have been delegated to Mr. Chen.  The address for Hanlong USA is Suite 6303-04, 63/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.  The shares that are directly owned by Hanlong USA are also indirectly beneficially owned by each of Hanlong Resources, Sichuan Hanlong, Geng Liu, YiFan Liu, XiaoPing Liu, and Xue Yang.  The Form 4/A does not indicate whether any of such persons exercises any power to vote, direct the vote, dispose or direct the disposition of the shares shown as indirectly beneficially owned by them.  The addresses for each such person (other than Hanlong USA and Mr. Chen which are above) are: (a) in the case of Hanlong Resources, Suite 6303-04, 63/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong; and (b) in the case of Sichuan Hanlong, Geng Liu, YiFan Liu Xiaoping Liu, and Xue Yang, 20F, Hongda Building, No. 2 East Jin Li Road, Chengdu, Sichuan 610041, China.

(5)                     Based on a Schedule 13G filed with the SEC on January 28, 2011, by APERAM and AMO Holding 7 S.A. and a Form 3 filed with the SEC on January 28, 2011, by APERAM.  According to such Form 3, on January 25, 2011, the Board of Directors of ArcelorMittal S.A. (“ArcelorMittal”) and APERAM each approved the transfer of the assets comprising ArcelorMittal’s stainless and specialty steels business from its carbon steel and mining business to APERAM, a separate entity incorporated in the Grand Duchy of Luxembourg.  Following such transfer, AMO Holding 7 S.A. became a wholly owned subsidiary of APERAM.  APERAM and AMO Holding 7 S.A. share voting and disposition power for all shares shown as beneficially owned by them.  The addresses for APERAM and AMO Holding 7 S.A., respectively, are 12C, rue Guillaume Kroll L-1882 Luxembourg, Grand Duchy of Luxembourg and 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

(6)                     Based on a Schedule 13G/A filed with the SEC on February 9, 2016, by Mr. Mooney.  Includes 5,000,000 shares that would be received upon conversion of a Senior Convertible Note which is currently convertible and 5,000,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(7)                     Includes 750,000 shares that would be received upon conversion of a Senior Convertible Note that is currently convertible and 1,500,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(8)                     Mr. Chaput retired from the Company on October 16, 2015.  Includes 60,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(9)                     Includes 145,000 shares of unvested performance-based restricted stock that was granted and previously reported on Form 4 but not yet issued, 158,000 shares held by Robert Pennington Dolores R. Pennington P/ADM Mineral Development LLC Dated 10/15/2007, of which Mr. Pennington is the sole member, and 150,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(10)              Includes 13,260 shares held in Mr. Roswell’s individual retirement account and 60,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(11)              Includes 100,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(12)              Includes 100,000 shares that would be received upon conversion of a Senior Convertible Note that is currently convertible and 200,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(13)             Includes 35,000 shares held in Mr. Raih’s individual retirement account.

(14)              Includes 100,000 shares that would be received upon exercise of a warrant which is currently exercisable.

(15)              Includes 145,000 shares of restricted stock, 850,000 shares that would be received upon conversion of Senior Convertible Notes which are currently convertible and 2,210,000 shares that would be received upon exercise of warrants which are currently exercisable.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board currently consists of 7 members.  Effective February 6th, 2015 the Board appointed Ricardo M. Campoy interim Board Chairman until May 25, 2015, when he was appointed as permanent Board Chairman.

Pursuant to our bylaws, the members of our Board have been divided into three classes.  The term of office for the Class III members of our Board, currently consisting of three members, expires at our 2016 Annual Meeting.  The term of office for the Class I members of our Board, consisting currently of two members, expires at our 2017 Annual Meeting.  The term of office for the Class II members of our Board, consisting of two members, expires at our 2018 Annual Meeting.  The Nominating and Governance Committee of the Board has determined not to renominate one current Class III member, Nelson F. Chen, and his term as a director will expire at the 2016 Annual Meeting, and the Board will be reduced to 6 members.

Generally, at each of our Annual Meetings of Stockholders, the number of directors equal to the number of directors in the class whose term is scheduled to expire on the day of such meeting will be elected for a term of three years and will hold office until expiration of the terms for which they were elected and qualified.

In each case, a director’s term will continue until the director’s successor is elected and has qualified.  Any director may be removed from office as a director at any time by our stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director.

At this Annual Meeting, two Class III directors are to be elected and each will serve for a term of three years and until his successor is elected and qualified. The following nominees for election as Class III directors at this Annual Meeting are recommended by our Board:

Bruce D. Hansen

Mark A. Lettes

If a nominee for director should become unable or decline to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for any substitute nominee as may be recommended by our existing Board.  The nominees receiving the highest number of votes cast at the Annual Meeting will be elected as a Class III director for a term of three years and until his successor is elected and qualified.

Pursuant to our Corporate Governance Guidelines adopted by our Board, if a director nominee does not receive a majority of the votes cast, the director is required to promptly tender his or her resignation to the Board.  For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds the number of votes cast “against” that director’s election.  The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, within 90 days from the date of the certification of the election results, and publicly disclose its decision promptly thereafter.  The Governance and Nominating Committee, in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  A director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.  If no director receives a majority of shares cast in an uncontested election, then the incumbent directors will nominate a new slate of directors and hold a special meeting of stockholders for the purpose of electing those nominees within 180 days after certification of the stockholder vote.

Information About The Nominees

We have provided information below about our director nominees, who are each an incumbent director, including his name, years of service as director, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about the nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Bruce D. Hansen has been our Chief Executive Officer and a member of our Board since January 2007.  Mr. Hansen served as our interim Chair of the Board from October 2007 through December 2010.  From September 2005 through November 2006, Mr. Hansen served as Senior Vice President, Operations Services and Development at Newmont Mining Corporation.  From July 1999 to September 2005, Mr. Hansen served as Senior Vice President and Chief Financial Officer at Newmont Mining

Corporation.  Mr. Hansen also served as the Vice President of Project Development for Newmont and previously was the Senior Vice President of Corporate Development for Santa Fe Pacific Gold Corporation.  Mr. Hansen is a director and member of the Audit Committee of Energy Fuels, Inc. and is also a director of ASA Gold and Precious Metals, Ltd., where he serves as Chairman of the Audit and Ethics Committee.

As our Chief Executive Officer, Mr. Hansen has detailed knowledge of the Company’s development, strategy and projects.  Mr. Hansen also has an extensive mining industry background, having worked in the mining industry for more than 30 years in a variety of financial, technical and leadership roles.  Mr. Hansen has demonstrated success in these various industry roles over the years.  Mr. Hansen’s knowledge of the Company’s development efforts as well as his industry experience at both large and small mining companies and his demonstrated past successes give him the necessary background, experience and leadership to be an effective director.

Mark A. Lettes has been a member of our Board since April 2007.  He served as Chief Financial Officer of Apex Silver Mines from June 1998 to June 2006, and was responsible for the financing of Apex Silver Mines’ large-scale San Cristobal silver and zinc mine in Bolivia.  Prior to joining Apex Silver Mines, Mr. Lettes held senior financial positions with Cyprus Amax, Amax, Inc., and Amax Gold.  Mr. Lettes served as a director of Yukon Zinc Corporation from October 2006 to June 2008, Century Mining Corporation from March 2008 to October 2008 and Selwyn Resources from September 2012 to May 2013, where he served on the audit, governance and technical committees.

Mr. Lettes has extensive mining and financial experience gained in his eight years as a chief financial officer at a mining company where he was also responsible for a major financing.  In this role, Mr. Lettes was involved in all aspects of financial reporting and compliance.  In addition, Mr. Lettes served on the audit, governance and compensation committees of Yukon Zinc Corporation and on the audit, governance and compensation committees of Century Mining Corporation.  Mr. Lettes’ experiences in these roles are directly relevant and important to Mr. Lettes’ current roles as our Audit Committee Chair and our audit committee financial expert.  Mr. Lettes’ mining and financial experience, as well as his significant past board experience, enhances the knowledge of the Board as the Company works toward seeking and obtaining financing of the Mt. Hope Project and commencing operations.  Mr. Lettes is also our Finance Committee Chair.

DIRECTORS AND OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors, including those who are nominated for election as a director at the Annual Meeting, our executive officers, and our Secretary:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation
Ricardo M. Campoy (2)(4)(5)(6) Chairman	65	Director since August 2006	International natural resources banker
Bruce D. Hansen (1) Chief Executive Officer and Director	58	Executive Officer and Director since January 2007	Chief Executive Officer of the Company
Mark A. Lettes (1)(4)(5)(6) Director	67	Director since April 2007	Retired from Apex Silver Mines Limited
Gary A. Loving (3)(5)(6) Director	67	Director since February 2008	Retired as President, Chief Executive Officer, and Director of Frontera Copper Corporation
Gregory P. Raih (3)(4)(5) Director	68	Director since September 2010	Former Partner with KPMG LLP
Tong Zhang (2) Director	43	Director since December 2015	Chairman Overseas Investment Committee and CEO International Business Group — Amer International Group
Lee M. Shumway Chief Financial Officer	54	Executive Officer since June 2009	Chief Financial Officer of the Company
Robert I. Pennington Chief Operating Officer	61	Executive Officer since October 2007	Chief Operating Officer of the Company
R. Scott Roswell Chief Legal Officer	53	Executive Officer since September 2010	Chief Legal Officer of the Company
Michael K. Branstetter Secretary and General Counsel	62	Officer since November 1992	Attorney with the firm of Hull & Branstetter Chartered

(1)         Term of office as Director expires at the 2016 Annual Meeting of Stockholders.

(2)         Term of office as Director expires at the 2018 Annual Meeting of Stockholders.

(3)         Term of office as Director expires at the 2017 Annual Meeting of Stockholders.

(4)         Member of Audit Committee.  Mr. Lettes is chair of this committee.

(5)         Member of Governance and Nominating Committee.  Mr. Raih is chair of this committee.

(6)         Member of Compensation Committee.  Mr. Campoy is chair of this committee.

We have provided information below about each of the individuals who currently serve on our Board, including their names, years of service as directors, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement in light of our business and corporate structure.  Mr. Zhang was appointed pursuant to the Stockholder Agreement between the Company and AMER.  See “Certain Relationships and Related Party Transactions” for more information about this agreement.

Also set forth below is information about each of our other directors, our executive officers and our Secretary.  Officers are appointed annually by the Board and serve at the pleasure of the Board.

Ricardo M. Campoy has been a member of our Board of Directors since August 2006 and Chairman since May 2015.  Mr. Campoy is currently Managing Director of the minerals capital and advisory practice of Headwaters Merchant Bank. Mr. Campoy also serves on the Board of Directors of Endeavour Silver, listed on the TSX Exchange.  Mr. Campoy has worked as an international natural resources banker for more than 30 years, having served in executive finance positions at various firms, including as Head of Mining & Metals of WestLB AG, Member/Senior Advisor of McFarland Dewey & Co., Managing Director Mining & Metals of ING Capital and Swiss Bank Corp, respectively, and President of Elders Resources Finance Inc.  Prior to Mr. Campoy’s work in finance, he was employed as a mining engineer at Inspiration Copper, Dravo Corporation, and AMAX Inc.

Mr. Campoy has extensive mining and international business experience, as well as engineering experience.  In addition, Mr. Campoy served as chair of the Compensation Committee and as a member of the audit and governance committees of Forsys Metals.  He currently serves on the audit committee and chairs the compensation committee of Endeavour Silver.  He brings an international perspective to the Board, which is relevant to our business given the global market for molybdenum.  Mr. Campoy also has 34 years of experience in the banking industry, where he focuses on financings of natural resource projects, as well as significant leadership experience in a variety of roles at different companies, all of which makes Mr. Campoy well-suited to serve as an effective Chair of Board and of our Compensation Committee.

Gary A. Loving has been a member of our Board since February 2008.  Previously, Mr. Loving served as President, CEO and Director of Frontera Copper Corporation and Senior Vice President South American Operations for Phelps Dodge Mining Company and was a member of the Board of Directors of Twin Metals Minnesota, LLC.

Mr. Loving has significant mining operations and project development experience in several world class mining projects including the Candelaria project in Chile, the Sossego Project in Brazil and the Piedras Verdes Project in Mexico.  Mr. Loving’s technical and operational expertise gives him the background to contribute to our Board as an effective Chair of our Technical Committee and to assist the Company in developing its mining properties.

Gregory P. Raih has been a member of our Board since September 2010.  In 2015, Mr. Raih was selected to serve as the Governance & Nominating Committee Chair.  Mr. Raih has an extensive accounting background and served as a Partner at KPMG LLP from 2002 to 2008 and previous to that held a variety of positions at Arthur Andersen LLP, including Partner from 1981 to 2002.  While at Arthur Andersen, Mr. Raih served as the global director of the firm’s mining industry practice and has significant experience with mining accounting and reporting issues.  He served as engagement partner on a number of mining clients, including Newmont Mining Corporation and BHP Billiton Base Metals.  Mr. Raih is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.  He currently serves as a director of Bonanza Creek Energy, Inc., where he serves as Chairman of the Audit Committee and a member of the Nominating and Governance Committee and is also a member of the Board of Managers of Jonah Energy Holdings, LLC, where he serves as Chairman of the Audit Committee.

Mr. Raih is also a National Association of Corporate Directors Board Leadership Fellow.  His qualifications as an audit committee financial expert provide an essential skill set relevant to his service on our Board and as a member of the Audit Committee.

Tong Zhang was appointed to our Board in December 2015.  Mr. Zhang has served as the Chairman of the Overseas Investment Committee and CEO of the International Business Group at Amer International Group since January 2015.  Previously, he was a Group Vice President with AMER from June 2010 to January 2015.  Mr. Zhang has over 17 years of experience in senior management, and investment roles involving international transactions, including leading several private investments and M&A transactions in both China and the U.S.

Prior to joining AMER, Mr. Zhang was the co-founder of a private equity fund and held various positions with PricewaterhouseCoopers in its management consulting practice and assurance services organization.  Mr. Zhang holds a Master Degree from Ohio University.  Mr. Zhang is bilingual in Chinese and English.

Lee M. Shumway was appointed Chief Financial Officer following the retirement of David A. Chaput in October, 2015.  Previously, Mr. Shumway was appointed our Controller and Treasurer in June 2009.  Prior to serving as Controller and Treasurer, Mr. Shumway served as our Director of Business Process/Information Technology starting in November 2007.  From 2002 to November 2007, Mr. Shumway served as Director of Supply Chain — Nevada Operations for Newmont Mining Corporation following assignments as Controller — Nevada Operations and Business Process Manager from 1997 to 2002.  Prior to joining Newmont in 1997, Mr. Shumway had 10 years of experience with Santa Fe Pacific Gold and Price Waterhouse.

Robert I. Pennington was named our Chief Operating Officer in January 2012, and was previously our Vice President of Engineering and Construction since October 2007.  From May 2006 to October 2007, Mr. Pennington owned his own consulting firm.  From April 2002 to May 2006, Mr. Pennington served as Chief Operating Officer of M3 Engineering & Technology.  Mr. Pennington has more than 30 years of metal mine operations and project management experience, including 23 years in management of mine and plant operations.  He previously served as President at the Phelps Dodge Tyrone operations and General Manager, at Phelps Dodge Morenci.  Mr. Pennington has extensive experience in concentrator design with an education in environmental engineering and metallurgy.

R. Scott Roswell was named our Chief Legal Officer in October 2015, previously serving as our Vice President of Human Resources and Corporate Counsel since September 2010.  From June 2004 to December 2009, Mr. Roswell served as Counsel and Executive Vice President of Law and Human Resources and as a consultant to Flatiron Financial Services Inc. /Centrix Financial, LLC, Denver-based loan servicing firms.  From December 1994 to June 2004, Mr. Roswell served as Senior Attorney/Senior Director to Qwest/US West, in the Risk Management group.  Prior to that, from August 1991 to December 1994, Mr. Roswell was an associate for the Denver, Colorado law firm of Hall & Evans, LLC.

Michael K. Branstetter has been our Secretary and General Counsel since November 1992.  Mr. Branstetter is the principal of Hull & Branstetter Chartered, a law firm in Idaho and has more than thirty years of experience providing legal representation to the mining industry.  Mr. Branstetter’s practice focuses on mining, environmental, natural resources and related business transactions.

THE BOARD, BOARD COMMITTEES AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2015, our Board held five meetings.  Each of the incumbent directors who were on our Board during 2015 attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served for the full year.  In 2008, we adopted a policy requiring members of our Board to attend each annual meeting of stockholders.  As a result of our May 2015 decision to reschedule our 2015 Annual Meeting to June 30, 2015 from its originally scheduled date, three of our directors, Nelson Chen, Mark Lettes and Greg Raih were unable to attend our 2015 Annual Meeting.

Mr. Campoy, an independent Director, has served in the capacity of Chair of the Board since Patrick James first took a leave of absence in February 2015.  As an independent non-executive Chair of the Board, Mr. Campoy is responsible for coordinating the activities of the other independent directors, presiding over all meetings of the Board, including executive sessions; approving information sent to the Board; approving meeting agendas for the Board; and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.  The Chair of the Board has the authority to call meetings of the independent directors; and, if requested by major stockholders, ensure that he/she is available for consultation and direct communication.

Our Board has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee, and Technical Committee.  In 2013, the Finance Committee was re-established and continued throughout 2015 to provide assistance to the Board with respect to any transactions that occur outside of the ordinary course of business including “financing transactions” as that term is defined in the committee charter, mergers or acquisitions.  Our Finance Committee members are:  Mark A. Lettes (Chair), Ricardo M. Campoy, and Gregory P. Raih.  The Technical Committee provides assistance to the Board with respect to technical studies and evaluations of the Company’s projects, environmental and permitting compliance programs, and safety, health and environmental programs.  Our Technical Committee members are:  Gary A. Loving (Chair), Bruce D. Hansen, Nelson F. Chen, and Tong Zhang.

Our Board has approved written charters that govern each of our Audit Committee, Compensation Committee, Governance and Nominating Committee, Technical Committee, and Finance Committee which are described in more detail below.  Copies of the charters of these five committees are available on our corporate website at www.generalmoly.com under the “Governance — Board of Directors” tab under the “Investors” tab.  Our Board has determined that Ricardo M. Campoy, Mark A. Lettes, Gary A. Loving, and Gregory P. Raih are independent directors in accordance with the listing standards of the NYSE MKT.  There are no family relationships among any of our current directors and officers.

Stockholders may communicate with our Board or our non-management directors by sending written correspondence to General Moly, Inc. Board, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401, or by sending an email to info@generalmoly.com.  Our Corporate Secretary will receive the correspondence and forward it to the Chair of the applicable Board committee or to any individual director or directors to whom the communication is directed.

Audit Committee

Our Audit Committee members are: Mark A. Lettes (Chair), Ricardo M. Campoy, and Gregory P. Raih, all being independent directors in accordance with the listing standards of the NYSE MKT and the additional criteria for independence of audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, our Board has determined that each of Mark A. Lettes and Gregory P. Raih is an “audit committee financial expert” as defined by SEC rules.  The Audit Committee held four meetings in 2015.  The primary purposes of the Audit Committee, as set forth in its charter, are to:  (1) provide independent review and oversight of the Company’s accounting and financial reporting process, the system of internal control and management of financial risks; (2) manage the audit process, including the selection, oversight and compensation of the Company’s independent auditors; (3) assist the Board in monitoring compliance with laws and regulations and its code of business conduct; and (4) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding its accounting, internal controls or auditing matters.

Compensation Committee

In 2015, our Compensation Committee members were: Ricardo M. Campoy (Chair), Mark A. Lettes, and Gary A. Loving all being independent directors in accordance with the listing standards of the NYSE MKT.  The Compensation Committee held four meetings in 2015.  The primary purposes of the Compensation Committee, as set forth in its charter, are to:  (1) establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; (2) make recommendations to the Board regarding director and executive officer compensation; (3) review the performance and determine the compensation of the Chief Executive Officer, based on criteria including the Company’s performance and accomplishment of long-term strategic objectives; (4) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement; and (5) assist management and the Board with respect to the analysis as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also reviews and, if appropriate, either as a committee or together with other independent directors of the Board (as directed by the Board), approves any employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each executive officer of the Company.  The committee also oversees the administration of the Company’s Equity Incentive Plan.

In fulfilling its responsibilities, the Compensation Committee may form and delegate any or all of its responsibilities to subcommittees, when appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required under applicable NYSE MKT rules and federal securities laws, to be performed by independent directors. The Compensation Committee’s evaluation is based on criteria designed to help ensure that our Chief Executive Officer’s interests are aligned with the long-term interests of our stockholders, including the performance of our business, accomplishment of long-term strategic objectives, the handling of extraordinary events, and the development of management.

The Compensation Committee had formerly engaged Towers Watson as its compensation consultant from 2008 (excluding 2009) — 2013, and directed it to help develop and implement a sound executive compensation framework that will enable growth, reinforce consistency and support transparency.  Neither Towers Watson nor any other compensation consultant has been engaged after 2013 due to the status of the suspended development of the Mt. Hope Project and our cash conservation measures.  The prior work product of Towers Watson remains in place and is available to assist the Compensation Committee in any future updating of our peer group concerning benchmark information.  The Compensation Committee will continue to evaluate our cash conservation measures and in the future may utilize Towers Watson or another compensation consultant to provide information and recommendations to the committee regarding various compensation matters, including advising the committee on legislative and risk updates, reviewing incentive/business risk; executive turnover risk; and other risk factors, including use of key performance indicators.

Our human resources department, including our Chief Legal Officer, assists the Compensation Committee in its work.

Governance and Nominating Committee

In 2015, our Governance and Nominating Committee members were:  Gregory P. Raih (Chair), Ricardo M. Campoy, Mark A. Lettes, and Gary A. Loving, all being independent directors in accordance with the listing standards of the NYSE MKT.  The Governance and Nominating Committee held three meetings in 2015.  The primary purposes of the Governance and Nominating Committee, as set forth in its charter, are to:  (1) establish criteria for selection of directors to serve on the Board; (2) identify individuals qualified to become directors and recommend candidates for membership on the Board; (3) ensure that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial experience and community ties; (4) consider independence and any possible conflicts of interest for Board members and executive officers; (5) review and make recommendations regarding the composition, size and tenure policies of the Board; (6) conduct an annual (or more frequently as circumstances may dictate) evaluation of the performance and effectiveness of the Board; (7) recommend members of the Board to serve on Board committees and as committee chairs; (8) review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines; (9) annually review and evaluate CEO performance; and (10) develop appropriate policies and principles for CEO succession planning.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Governance and Nominating Committee and our Board take into account the following criteria, among others, in considering directors and candidates for the Board:

•      judgment, experience, skills and personal character of the candidate;

•      diversity of the Board in its broadest sense; and

•      the needs of the Board.

The Governance and Nominating Committee conducts a preliminary assessment of each proposed nominee based upon the proposed nominee’s resume and biographical information, the individual’s willingness to serve as a director of the Company, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Governance and Nominating Committee will consider nominees recommended by stockholders.  To date, we have not received any recommendations from our stockholders requesting that the Board, or any of its committees, consider a nominee for inclusion among the Board’s slate of nominees.  A stockholder wishing to submit a director nominee recommendation should comply with the provisions of our bylaws and the provisions set forth under the heading “Stockholder Proposals and Recommendations for Director Nominees for the 2017 Annual Meeting.”  Under the terms of our Governance and Nominating Committee Charter, we evaluate all nominees, including those recommended by stockholders, by conducting appropriate inquiries into their backgrounds and qualifications; however, the Governance and Nominating Committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded.  The Governance and Nominating Committee will consider all relevant qualifications as well as the needs of the Company in terms of compliance with applicable SEC and stock exchange rules.

Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that with regard to diversity, the committee will consider candidates for the Board regardless of gender, ethnicity or national origin and that any search firm retained to assist the committee should be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.  Although we do not have a separate Board diversity policy, the Governance and Nominating Committee Charter provides that the committee is responsible for reviewing and making recommendations to the Board, as it may deem appropriate, in order to ensure that the Board consists of persons with sufficiently diverse and independent background.

Risk Oversight

Our senior management is responsible for managing the risks facing the Company under the oversight and supervision of the Board.  While the full Board is ultimately responsible for risk oversight at our Company, three of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls.  The Compensation Committee assists the

Board in fulfilling its oversight responsibilities with respect to risk in the area of compensation policies and practices.  The Technical Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety.  Other general business risks such as economic, regulatory and permitting are monitored by the full Board.  Senior management consults with the three Board committees with risk assessment responsibilities, and the Board to suggest risk management topics to be presented to the Board, and different risk management topics are addressed routinely in its meetings.  Risk management and assessment reports are regularly provided by management to these committees and the full Board.

Compensation Risk Assessment

Our Compensation Committee considered whether our compensation program encouraged excessive risk taking by employees.  Based upon its assessment, the committee does not believe that our compensation program encourages excessive or inappropriate risk-taking.  The committee believes that the design of our compensation program, which historically has included a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.  With the continuing cash conservation efforts, our compensation program has reinstituted salary reductions to our named executive officers, suspended cash and equity awards, and provide retention incentives discussed under “Compensation Discussion and Analysis” below.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors, and more than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file.  During 2015, certain of our directors and executive officers who own our stock filed Forms 4 with the SEC.  The information on these filings reflects the current ownership position of all such individuals.  To the best of our knowledge and based solely on a review of the forms submitted to the Company, during 2015, all such filings by our executive officers, directors and beneficial owners of more than ten percent of our common stock were timely made, except that the Form 3 for Tong Zhang was filed one day late due to delays in receiving his Edgar filing codes, and a Form 3 for AMER is in the process of being filed.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, and principal accounting officer.  A copy of our Code of Conduct and Ethics is available on our website at www.generalmoly.com under the “Governance” tab under the “Investors” tab, and can also be obtained at no cost, by telephone at (303) 928-8599 or by mail at:  General Moly, Inc., 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401, attention: Investor Relations.  We will disclose any amendments to or waivers of the Code of Conduct and Ethics on our website.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws, rules and regulations; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Vote Required

The candidate receiving the highest number of votes will be elected.  If any candidate does not receive at least a majority of the votes cast in the election, he must submit his resignation from the Board as described above.

Recommendation

The Board recommends that stockholders vote FOR each of two nominees for director.  If not otherwise specified, proxies will be voted FOR each of the two nominees for director.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act, we are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is historically designed to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement.

Our executive compensation program is designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders.  We have also historically designed our compensation program to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on the achievement of annual and long-term performance goals.

In September 2013 we implemented a cost reduction program that continued into early 2015 and expired on its terms on January 15, 2015.  In conjunction with the 2013 — 2015 cost reduction program, we also implemented a retention program, including equity incentives to our named executive officers who remained with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.

On January 14, 2015, we amended the Stay Incentive Agreement for Bruce Hansen, our CEO, providing a new RSU retention grant in consideration for a one-year deferral of the payout of his cash stay incentive payment which was due January 15, 2015.  Additionally, on January 15, 2015, the Compensation Committee approved a new retention program for our other officers including equity incentives, and cash incentives for our non-executive managers.  The payout of the retention equity incentive to our officers and the deferred cash stay incentive payment to Mr. Hansen described above, as well as cash incentives to non-executive managers, were to be paid out if the individual remained with the Company through the earlier to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2016.  All retention equity incentive grants to our officers and cash stay incentives for our non-executive managers, as well as the 2014 deferred cash stay incentive payment to Mr. Hansen vested on January 15, 2016 and were awarded.

With the continuation of cash conservation, ongoing suspension of development activities at our projects resulting from the depressed molybdenum market and other factors, our compensation program for 2016 includes salary reductions for our named executive officers.  A similar retention program, which included a greater than 50% reduction in the amount of equity incentives than the amount offered in the 2015 retention program, was implemented on January 16, 2016 for our named executive officers who remain with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 16, 2017.

Essential to our compensation philosophy is the omission of egregious or overly generous compensation, excessive perquisites or tax gross ups on perquisites, repricing or replacement of stock awards, and hedging of Company stock.  For additional information about our executive compensation program, please read the Compensation Discussion and Analysis beginning on page 18.

At our 2011 Annual Meeting, our stockholders voted in favor of holding an advisory vote to approve named executive officer compensation each year.  Accordingly, the Board has determined to hold an annual advisory vote to approve our named executive officer compensation, until such time as the next required advisory vote on the frequency of future votes to approve our named executive officer compensation.  At our 2016 Annual Meeting, we are again asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve this proposal.  However, the “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

Recommendation

The Board recommends that stockholders vote to approve the compensation of our named executive officers by voting FOR Proposal 2.  If not otherwise specified, proxies will be voted FOR approval of our executive compensation.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Our Board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent accountants, our Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent accountants, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.  Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Audit Fees

The aggregate fees billed, including out of pocket expenses, for professional services rendered by our principal accountants for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2015, as well as multiple regulatory filings was $562,000. The aggregate fees billed, including out of pocket expenses, for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2014, including a regulatory filing, was $649,300.

Audit-Related Fees

There were no fees billed in the last two fiscal years for audit-related fees.

Tax Fees

The aggregate fees billed by our principal accountants for preparation of tax returns and tax consultations for the fiscal year ended December 31, 2015, is expected to be approximately $100,000. The aggregate fees billed by our principal accountants for preparation of tax returns and tax consultations for the fiscal year ended December 31, 2014, were approximately $100,000.

All Other Fees

For both the fiscal year ended December 31, 2015 and 2014, we obtained accounting research software licenses for $1,872 each year.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditors.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.  All services and fees paid to PricewaterhouseCoopers LLP, including tax fees, for the fiscal year ended December 31, 2015 were pre-approved by the Audit Committee.  On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors for specific projects.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting.

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the current fiscal year.

Recommendation

The Board recommends that stockholders vote FOR Proposal 3.  If not otherwise specified, proxies will be voted FOR Proposal 3.

PROPOSAL 4 - APPROVE AN AMENDMENT TO THE

GENERAL MOLY, INC. 2006 EQUITY INCENTIVE PLAN, AS AMENDED

The Board recommends that stockholders approve an amendment to the General Moly, Inc. 2006 Equity Incentive Plan, as amended and restated in May 2010 (which we refer to as the 2006 Plan).  The 2006 Plan is being amended solely to increase the aggregate number of shares authorized for issuance by 5,000,000 shares to 14,600,000 shares.  The amendment to the 2006 Plan was approved by our Board on March 23, 2016.

The 2006 Plan was most recently amended and restated on May 13, 2010, to increase the maximum number of shares of Company common stock that may be issued pursuant to stock awards to 9,600,000 shares, to change the share counting provision to provide for net share counting with respect to stock appreciation rights, to make other technical changes relating primarily to tax law and accounting rule changes and to make other administrative changes intended to clarify certain provisions of the 2006 Plan.

We have historically made grants of equity awards under two plans, the 2003 Plan, which has expired, and the 2006 Plan.  We have also made stock option grants to officers, directors and consultants outside of any plan.  See “Equity Compensation Plan Information.”  As of April 15, 2016, the Company had 110,567,277 shares outstanding (excluding 89,535,000 shares issuable upon exercise of outstanding warrants).  As of April 15, 2016, (i) 1,193,030 shares of common stock were subject to outstanding awards under the 2006 Plan (excluding 1,306,970 stock appreciation rights which are payable in shares of common stock, cash or a combination of cash and shares in the discretion of the Compensation Committee) and (ii) 545,177 shares remained available for issuance under the 2006 Plan.  Based on the foregoing, if the amendment of the 2006 Plan is approved, the total aggregate number of shares issued or issuable under the 2006 Plan will represent 7.7% of the Company’s total outstanding shares (4.2% of outstanding shares assuming exercise of all outstanding warrants).

We are in the business of the exploration, development and mining of properties primarily containing molybdenum, with a strong, proven management team with experience in mine development and corporate and project finance operations.  We anticipate transitioning into a construction phase upon receipt of our water permits and completion of project financing and will, at that time, be hiring a substantial number of employees.  The purpose of the increase in authorized shares for the 2006 Plan is to reserve shares sufficient to make awards to attract, retain and motivate our employees, directors and consultants during our transition from a development stage company to an operating company.  Because of our modest size, stage of development and cash conservation measures, our Board has determined that it is in the best interests of the Company to approve the amendment of our 2006 Plan.  The Board believes that the increase in shares provided for in the amended 2006 Plan represents a reasonable amount of potential equity dilution and allows the Company to continue awarding equity incentives, which are an important component of our overall compensation program.

Summary of the 2006 Plan, as Proposed to be Amended

A summary of the 2006 Plan, as amended follows.  This summary is qualified in its entirety by reference to the General Moly, Inc. 2006 Equity Incentive Plan, as Amended. A copy of the proposed amendment is attached to this proxy statement as Annex A.

Eligibility and Types of Awards. The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants.  Each award is subject to an agreement between the Company and the recipient that reflects the terms and conditions of the award.  As of April 15, 2016, 17 employees, no consultants and 6 non-employee directors of the Company are eligible to receive awards under the 2006 Plan.

Shares Subject to the Plan; Reversion of Shares.  The aggregate number of shares of the Company’s common stock, par value $0.001 per share, that may be issued pursuant to awards granted under the 2006 Plan will not exceed 14,100,000.  The number of shares of common stock that may be issued pursuant to incentive stock options is limited to the above maximum shares issuable under the 2006 Plan.

All other terms and conditions remain unchanged from the 2006 Plan as in effect before the amendment.

New Plan Benefits

Future benefits under the 2006 Plan are not currently determinable.

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the 2016 Annual Meeting is required to approve the General Moly, Inc., 2006 Equity Incentive Plan, as Amended and Restated, May 2010, and further Amended, June 2016.

Recommendation

The Board recommends that stockholders vote FOR Proposal 4.  If not otherwise specified, proxies will be voted FOR Proposal 4.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” and are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The Board has appointed the members of the Audit Committee.  The Audit Committee is governed by a charter that the Board approved and adopted and which is reviewed and reassessed annually by the Audit Committee.  The Audit Committee is comprised of three independent directors.

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting, accounting systems and processes, and internal controls.

Management is responsible for the preparation and integrity of the Company’s financial statements and for the design and maintenance of an effective internal control environment over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee has independently met and held discussions with management and the Company’s independent registered public accounting firm.

In the discharge of its responsibilities, the Audit Committee has:

(1)         Reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

(2)         Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board, including the quality (in addition to acceptability), clarity, consistency, and completeness of the Company’s financial reporting;

(3)         Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and

(4)         Discussed with the Company’s independent registered public accounting firm the independent accounting firm’s independence.

Based on its reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE

Mark A. Lettes, Chair
Ricardo M. Campoy
Gregory P. Raih

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this report with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

Ricardo M. Campoy, Chair
Mark A. Lettes
Gary A. Loving

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our executive compensation program.  It describes the philosophy and objectives of our executive compensation program and how we applied those objectives in compensating our executive officers during 2015.  For 2015, our “named executive officers,” or NEOs, included the following individuals:

•                  Bruce D. Hansen, Chief Executive Officer or CEO;

•                  Lee M. Shumway*, Chief Financial Officer or CFO;

•                  Robert I. Pennington, Chief Operating Officer or COO;

•                  R. Scott Roswell**, Chief Legal Officer or CLO; and

•                  David A. Chaput***, Former Chief Financial Officer or CFO.

*                 Mr. Shumway was named our Chief Financial Officer effective October 16, 2015.

**   Mr. Roswell was named our Chief Legal Officer effective October 16, 2015

*** Mr. Chaput retired from the Company effective October 16, 2015

Our executive team is key to the Company’s achievement of its business strategy.  Our executives were carefully selected, and retained, as a result of their significant experience in mine development, project financing, and operations, to lead the implementation of our business strategy.

Executive Summary

Our Business Strategy

We are in the business of the exploration, development and future mining of properties containing molybdenum.  Our business strategy is to acquire and develop highly profitable advanced stage mineral deposits.  Our primary asset is an 80% interest in the Mt. Hope Project, operated by Eureka Moly, LLC (“EMLLC”), a primary molybdenum property located in Eureka County, Nevada.  EMLLC is a joint venture of General Moly, through its wholly owned subsidiary Nevada Moly, LLC (80% membership interest) and POS-Minerals Corporation (“POS-Minerals”) (20% membership interest), a division of POSCO, a large Korean steel company. We also have a second significant molybdenum and copper project, the Liberty Property, located in Nye County, Nevada, which we wholly own.

In the near-term, our objective is continue our cash conservation efforts as we look toward seeking and obtaining project financing to construct and operate the Mt. Hope Project, to evaluate acquisition and other business opportunities that we can collectively pursue with our strategic partner AMER International Group, as identified below, and to continue our evaluation of the molybdenum and copper properties at the Liberty Project.

Developments During 2015

Financing Update.

Background - After successfully receiving the U.S. Bureau of Land Management’s (“BLM”) Record of Decision (“ROD”) approving our Plan of Operations (“PoO”) and Rights of Way for an electrical transmission line for the development and operation of the Mt. Hope Project in late 2012, we commenced pre-construction activities in first quarter 2013 at the Mt. Hope Project site, including early well field development, clearing and grubbing of terrain and cultural clearance activities.  In late March 2013, we stopped further construction activity after we were advised by China Development Bank (“CDB”) that further work on the $665 million Chinese sourced project term loan was suspended.  Under our agreements with Hanlong (USA) Mining Investment, Inc. (“Hanlong”), Hanlong or an affiliate was obligated to arrange and guarantee the CDB project loan, throughout its life.  On August 13, 2013, the Company and Hanlong terminated the Hanlong Securities Purchase Agreement and other transactional agreements as a result of Hanlong’s failure to procure project financing by the August 13, 2013 deadline.

AMER - In 2015, hampered by a continuing decline in molybdenum prices, the Company continued efforts to source the full financing for the Mt. Hope Project through potential investing partners in China and a large Chinese bank.  Negotiations on investment agreement terms, sponsorship requirements, and indicative loan terms associated with a $700 million bank loan and up to

$40 million equity package, advanced in early 2015 culminating in the announced Investment and Securities Purchase Agreement (“Investment Agreement”) with AMER International Group (“AMER”), one of the world’s largest advanced materials, fine machining, and downstream metals refining providers.  The transaction was reviewed and approved by the stockholders at the 2015 Annual Meeting and creates a strategic partnership and equity investment to assist the Company’s ability to secure full project financing for the Mt. Hope Project.  The Investment Agreement also requires AMER to work with the Company to procure and support a senior secured term loan (“Bank Loan”) of approximately $700 million from a major Chinese bank or banks for development of the Mt. Hope Project, and to guarantee the Bank Loan.  When drawdown of the Bank Loan becomes available, 80 million warrants to purchase the Company’s common shares will become exercisable by AMER at $0.50.  AMER and the Company also agreed on substantial terms of a definitive agreement that would provide a one-time option exercisable simultaneously with Bank Loan execution to purchase the balance of the Company’s share of Mt. Hope molybdenum production, estimated to be approximately 16.5 million pounds annually, for the first five years of production, and 70% of the Company’s annual share of Mt. Hope molybdenum production thereafter.

With the continuing decline of molybdenum prices, and the Nevada Supreme Court’s reversal of our Mt. Hope Project’s water permits, AMER and the Company amended the Investment Agreement in November 2015.  AMER and the Company agreed upon a three tranche investment strategy tied to future positive progression of molybdenum prices, and the re-grant of the water permits by the Nevada State Engineer, and final adjudication/settlement of any subsequent legal challenges.  Tranche 1 of the amended Investment Agreement closed in late November with the private placement for the $4.0 million purchase of approximately 13.3 million of the Company’s common shares, priced at $0.30, allocated evenly between general corporate purposes and an expense reimbursement account relating to Mt. Hope financing costs and other jointly sourced business development opportunities.  At the tranche 1 close, AMER and the Company entered into a Warrant Agreement which provides 80 million warrants to purchase the Company’s common shares that vest and become exercisable by AMER at a price of $0.50 when a drawdown of the approximately $700 million Bank Loan becomes available and documentation is complete.  All conditions to complete the warrants transaction must be completed no later than April 17, 2017.

In addition, AMER and the Company entered into a Stockholder Agreement allowing AMER to nominate a director to a then seven member General Moly Board of Directors, and additional directors following the close of Tranche 3 and drawdown of a senior secured loan (“Bank Loan”), respectively.  In December 2015, upon the nomination of Tong Zhang by AMER, our Board appointed Mr. Zhang to the Board.

Cash Conservation.

Our executives continue to work aggressively to manage expenses and preserve liquidity while we continue to seek opportunities to support financing options for the Mt. Hope Project, and evaluate potential business development opportunities with AMER.

2013 - 2015 — Cost Reduction/Retention Program - The cost reduction and retention program implemented in September 2013 continued through early 2015, and was concluded in January 2015.  Specific provisions of the 2013/2015 cost reduction program included:

•                  25% reduction in base cash compensation for our CEO and members of the Board, with other senior officer and employees receiving 10 to 20% salary reductions.

•                  In parallel with compensation reductions, implementation of a personnel stay incentive and equity award program for the NEOs and other senior managers that provided cash and equity incentives for employees who remained with the Company through January 15, 2015.

•                  Maintenance of Board size, following the resignation of three Board members at the end of 2013.

•                  Prudent focus on reducing all other expenditures including engineering, administrative and procurement expenses.

•                  A reduction in force affecting 40% of our employees and contractors in November 2014.

The 2013 - 2015 cost reduction and retention program expired by its terms, effective January 15, 2015.  Cash and equity incentives vested for all applicable employees and officers, with the exception of our CEO — Bruce Hansen, as payout of his cash stay incentive award was deferred and paid out on January 15, 2016.

2015 — Cost Reduction/Retention Program - A continuation of the cost reduction and retention program was approved by the compensation committee in mid-January 2015, including:

•                  An amended Stay Incentive Agreement for Mr. Hansen, providing a new RSU grant in consideration for the deferral of the payout of his 2013 - 2015 cash stay incentive payment, discussed above.

•                  Continuation of 25% reduction to Director cash compensation.

•                  Termination of salary reductions to NEOs and other employees, and implementation of an equity stay award program for the NEOs and cash incentives to other employees who remained with the Company through January 15, 2016, or earlier under certain circumstances.

•                  Maintenance of Board size, following the retirement of Board Chairman Patrick James in May 2015,

•                  Prudent focus on reducing all other expenditures including engineering, administrative and procurement expenses.

•                  An additional reduction in force affecting 25% of our employees and contractors in October 2015, and closure of our engineering office in Tucson, AZ and local office in Eureka, NV

•                  With the retirement of CFO, David A. Chaput — the promotion from within of Corporate Controller & Treasurer Lee Shumway to CFO, in October 2015.

2016 — Cost Reduction/Retention Program - With the expiration of the 2015 Cost Reduction/Retention Program in mid-January 2016, a continuation of the cost reduction and retention programs was approved by the compensation committee in December 2015 and implemented in January 2016, including:

•                  Amended Employment Agreements for CEO Bruce Hansen and COO Robert Pennington, reducing the term of the agreements to one year, with automatic renewal if not terminated earlier upon ninety (90) days’ notice.  Reduction in change of control severance to six (6) months (from two (2) years) for termination without cause or non-renewal, and two (2) years (from three (3) years) for termination or diminution of duties following a change of control.  Similar terms were imbedded in Employment Agreements for our CFO Lee Shumway and CLO Scott Roswell.

•                  Reinstitution of base salary reductions of 25% for CEO Bruce Hansen, 20% for COO Robert Pennington and 15% each for CFO Lee Shumway and CLO Scott Roswell.

•                  Continuation of 25% reduction to Director cash compensation.

•                  Continuing prudent focus on reducing all other expenditures including engineering, administrative and procurement expenses.

The Company continues cash conservation efforts to reduce planned expenditures that maximize our financial flexibility and ensures readiness to seek and establish financing for the restart of construction activities at the Mt. Hope Project. The continuation of the Company’s cash conservation programs maintains current liquidity by reducing engineering, administrative and procurement expenses, and trimming our G&A expenditures to approximately $1.7 million per quarter.

EMLLC Reserve Account for Mt. Hope Project Expenses Effective January 1, 2015, as members of Eureka Moly, LLC (the “LLC”), the operator of the Mt. Hope Project, the Company and POS-Minerals agreed to use the $36 million reserve account balance to pay ongoing expenses of the LLC until the Company obtains full financing for its portion of the Mt. Hope Project construction cost, or until the reserve account is exhausted.  Any remaining funds after financing is obtained will be returned to the Company.  The balance of the reserve account at December 31, 2015 was $16.6 million.

The efforts of our executive officers have been instrumental in managing cost reduction programs to maintain continuity of employees and liquidity during efforts to secure project financing for the Mt. Hope Project.  The Company feels that the management of its liquidity, retention of key personnel and cooperation from our vendor partners is critical to maintaining the Mt. Hope Project as one of the world’s best and largest undeveloped molybdenum projects.

Permitting Update.

On November 16, 2012, the BLM issued its Record of Decision (“ROD”) authorizing development of the Mt. Hope Project.  On April 23, 2015, the BLM issued a Finding of No Significant Impact (“FONSI”), approving an amendment to the Plan of Operations (“PoO”).  The ROD and FONSI approve the PoO and amended PoO, respectively, for construction and operation of the mining and processing facilities and also grant the Right-of-Way, and amended Right-of-Way, respectively, for a 230kV power transmission line, discussed below.  Monitoring and mitigation measures identified in the ROD and FONSI, developed in collaboration with the regulatory agencies involved throughout the permitting process, will avoid, minimize, and mitigate environmental impacts, and reflect the Company’s commitment to operate the Mt. Hope Project to the highest environmental standards.

On February 15, 2013, Great Basin Resource Watch and the Western Shoshone Defense Project (“Plaintiffs”) filed a Complaint against the U.S. Department of the Interior and the BLM (the “Defendants”) in the U.S. District Court (“District Court”), District of Nevada, seeking relief under the National Environmental Policy Act (“NEPA”) and other federal laws challenging the BLM’s issuance of the ROD for the Mt. Hope Project, and on February 20, 2013 filed a Motion for Preliminary Injunction.  The District Court allowed the LLC to intervene in the matter.

On August 22, 2013, the District Court denied, without prejudice, Plaintiffs’ Motion for Preliminary Injunction based on a Joint Stipulation to Continue Preliminary Injunction Oral Argument, which advised the District Court that as a result of economic conditions, including the Company’s ongoing financing efforts, all major ground disturbing activities had ceased at the Mt. Hope Project.

On July 23, 2014, the U.S. District Court denied Plaintiffs’ motion for summary judgment in its entirety and on August 1, 2014 the Court entered judgment in favor of the Defendants and the LLC, and against Plaintiffs regarding all claims raised in the Complaint.

On September 22, 2014, the Plaintiffs filed their notice of appeal to the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”) of the U.S. District Court’s dismissal.  Both parties completed their respective briefing to the Ninth Circuit on May 1, 2015.  The ROD remains in effect as we await a decision from the Ninth Circuit.  The Company is confident in the BLM’s process and will continue to vigorously defend this subsequent appeal of the ROD.

On June 17, 2014, the LLC submitted an amendment to the approved PoO to reflect minor design changes that were identified during continued engineering and the initial phases of construction, and on November 6, 2014, submitted minor revisions to the amendment.  The BLM determined that an Environmental Assessment (“EA”) was required under the NEPA to analyze and disclose environmental impacts associated with these changes. After review and public comment, the BLM issued a FONSI on April 23, 2015. Ongoing changes to permits and the PoO during the life of mining operations are typical as design evolves and operations are optimized.

Water Rights Update.

In July 2011 and June 2012, respectively, the Nevada State Engineer (“State Engineer”) granted all water permits and approved a Monitoring, Management and Mitigation Plan (“3M Plan”) for the Mt. Hope Project.  Eureka County, Nevada and two other parties comprised of water rights holders in Diamond Valley and Kobeh Valley appealed the State Engineer’s decision granting the water permits to the Nevada State District Court (“District Court”) and then filed a further appeal to the Nevada Supreme Court challenging the District Court’s decision affirming the State Engineer’s decision to grant the water permits.  In June 2013, the appeal was consolidated by the Nevada Supreme Court with an appeal of the State Engineer’s approval of the 3M Plan filed by two water rights holders.  The District Court previously upheld the State Engineer’s approval of the 3M Plan and the two parties subsequently appealed the District Court’s decision to the Nevada Supreme Court.  While the appeals were pending, the 3M Plan had been implemented to collect information on background conditions and aquifer responses to the Mt. Hope Project’s pumping, as well as to address mitigation measures for impacted third-party water rights.

On September 18, 2015, the Nevada Supreme Court issued an Order that reversed and remanded the cases to the District Court for further proceedings consistent with the Order.  On October 29, 2015, the Nevada Supreme Court issued the Order as a published Opinion.  The Nevada Supreme Court ruled that the State Engineer did not have sufficient evidence in the record at the time he granted the water permits to demonstrate that successful mitigation may be undertaken so as to dispel the threat to existing water rights holders.

On November 23, 2015, the Nevada Supreme Court issued its Remittitur to the District Court for the County of Eureka for further proceedings consistent with its Opinion.  On March 14, 2016, we received the District Court’s Order vacating the 3M Plan, denying the applications and vacating the permits issued by the State Engineer.  The State Engineer has filed an appeal to the Nevada Supreme Court concerning the District Court’s interpretation of the Supreme Court’s Opinion and the District Court’s exercise of executive authority in violation of Nevada’s Constitution and Statutes.  The Company has filed a similar appeal to the Nevada Supreme Court, and has also filed a Motion to Alter or Amend Judgment with the District Court, requesting the District Court amend its Order and remand the water permits and 3M Plan to the State Engineer to allow further proceedings to address the mitigation issues raised by the Nevada Supreme Court.

Notwithstanding the pendency of the appeals to the Nevada Supreme Court and the Motion to Amend or Alter Judgment, the Company will move forward as expeditiously as possible in 2016 to reobtain its water permits with the new applications that it filed with the State Engineer in October 2015, following the Supreme Court’s September Order.  In hearings to be held before the State Engineer, the Company will provide additional evidence of its ability to successfully mitigate any potential impacts to water rights in Kobeh Valley that could result from the Mt. Hope Project’s new applications for water use.

Executive Compensation Philosophy and Objectives

Because of our modest size and stage of development, we do not use an extensive executive compensation program.  Instead, we have continued to utilize a fairly simple executive compensation program that is intended to provide appropriate incentives for our executive officers to help us achieve our business strategy.  Our executive compensation program has used three primary elements: base salary, annual cash incentives, and long-term equity incentives, which are divided between performance based and time/retention based equity incentives. The overall objective of our program is to enable us to obtain and retain the services of experienced executives.  In 2015 we made no changes to base compensation, and as discussed below, did not grant any equity awards or cash incentives to our named executive officers, except for the retention awards of cash and restricted stock units to our named executive officers.  When project financing is obtained to construct and operate the Mt. Hope Project, we anticipate that we will resurrect positive adjustments to the compensation packages for our executive officers.  In the interim, the committee continues to evaluate the need to balance cost reductions with a compensation program to continue to promote teamwork as well as individual initiative and achievement; to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders; and to incent the retention of executives whose knowledge, skills and performance are critical to our success.

Essential to our compensation philosophy is the omission of egregious or overly generous compensation, excessive perquisites or tax gross ups on perquisites, repricing or replacement of stock awards, and hedging of Company stock.  We have entered into amended Employment Agreements with our CEO and COO, and new Employment Agreements with our CFO and CLO, as discussed above.  Additionally, with the implementation and continuation of our cash reduction program, we again entered into Salary Reduction and Stay Incentive Agreements in January 2016 with our NEOs.  A summary of each of these agreements is included following the executive compensation tables under the heading “Potential Payments Upon Termination or Change in Control.”  We believe that these agreements were necessary to retain our executives who are experienced in project financing, mine development, and operations to finance and develop the Mt. Hope Project, grow the Company and increase our stockholder value.  In establishing the agreement with each executive officer, our Compensation Committee took into account many factors, including the individual’s retention considerations, prior business experience, historical compensation levels, work performance, and our business need for the executive’s skills.  The committee also considered external market data, market trends, and drew upon the individual experience of the committee members.

Our Executive Compensation Process

Role of Compensation Committee and Executive Officers

Our Compensation Committee has overall responsibility for (1) establishing, overseeing and evaluating the compensation philosophy, policies and plans for non-employee directors and executive officers, (2) making recommendations to the Board regarding director compensation and (3) reviewing the performance and determining the compensation of our CEO and the other executive officers.  The committee oversees the administration of our equity incentive plans, reviews and approves any employment, severance or change in control agreements and performs other functions set forth in its charter.

In carrying out its responsibilities, the committee works with members of our management team, including our CEO, and consults with legal counsel and independent compensation consultants as it deems appropriate.  The management team assists the committee by providing information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters.  Although the committee solicits and reviews management’s recommendations, the committee considers management’s recommendations as merely one factor in making compensation decisions for our executive officers.  The committee regularly reports to, and sometimes consults with, our Board on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions.

Role of Compensation Consultant

As a result of ongoing cost reduction efforts implemented in the third quarter of 2013 and continuing throughout 2015, the Committee did not retain or use an outside compensation consultant, as no changes were made to the named executives’ compensation throughout 2015.  At the expiration of cost reduction programs, the Compensation Committee will re-evaluate the retention of a compensation consultant, including our previous compensation consultant Towers Watson (2008, 2010 — 2013), for future engagement.

Peer Group

Historically, one of the purposes of the committee in hiring a compensation consultant, including the historical retention of Towers Watson, was to assist the committee in comparing our executive compensation program with executive compensation programs of peer companies.  In 2012, the committee, with the assistance of Towers Watson, selected designated peer group companies consisting of North American companies primarily engaged in the hard rock mining of metals and coal mining, as well as other general industry companies, to use for comparison.  With the implementation of the cost reduction program in September 2013 and continuing throughout 2015, the committee did not complete an analysis to update the 2012 peer group.  The committee will review the 2012 peer group analysis and update the benchmark analysis at the expiration of the cost reduction program, if applicable.

Elements of Compensation and 2015 Compensation Decisions

Our compensation program has three primary elements:  base salary, annual cash incentive awards and long-term equity-based incentives.  Our executive officers also participate in employee benefits that are generally available to all of our employees.  Each of these primary elements is discussed in further detail below.

Base Salary

Base salary represents the fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate experienced executives.  We establish our executives’ salaries based on consideration of, among other things:

•                  Performance and experience,

•                  Scope of their responsibilities,

•                  Competitive market compensation data for similar positions provided by Towers Watson,

•                  Seniority of the individual, and

•                  Ability to replace the individual.

The committee reviews base salaries annually and makes adjustments from time to time.  An adjustment to an executive’s salary may be made, for example, to align that salary with the committee’s perception of market levels, taking into account the individual’s responsibilities, performance and experience.  From 2006 through 2012, the committee made periodic adjustments to some executive salaries to bring the salaries closer to amounts the committee believes more closely reflect salaries paid to individuals in operating companies with similar positions and responsibilities.  Beginning in 2013 and continuing through present, as a result of implementation of cost reduction programs, the committee temporarily reduced NEOs’ salaries effective September 7, 2013, and in January 2015 re-instated the 2012 established base salaries.  At its December 2015 meeting, the committee accepted the recommendation of management to re-institute the 2013 temporary salary reductions effective January 16, 2016, which are discussed below.

In December 2015, the committee also approved the promotion of Lee Shumway to CFO, and authorized a 2016 salary increase to $275,750, and also approved a 2016 salary increase for Scott Roswell to $265,750 along with his title change to CLO inclusive of his additional responsibilities associated with the resignation of our Director of Investor Relations, Scott Kozak.

Name	2012 Annual Base Salary ($)	2013-2014 and 2016 Approved Base Salary Reductions	2014 Annual Base Salary ($)	2015 Annual Base Salary ($)	2016 Annual Base Salary ($)	2016 Reduced Annual Base Salary ($)
Bruce D. Hansen	$550,000	(25)%	$412,500	$550,000	$550,000	$412,500
David A. Chaput*	312,700	(20)%	250,160	312,700	—	—
Robert I. Pennington	297,000	(20)%	237,600	297,000	297,000	237,600
R. Scott Roswell	250,700	(15)%	213,095	250,700	265,750	225,888
Lee M. Shumway	$234,350	(15)%	$199,198	$234,350	$275,750	$234,388

*                 Mr. Chaput retired from the Company effective October 16, 2015.

Executive Compensation for 2015

The Compensation Committee formally reviews all aspects of the executive compensation program throughout the year and has the authority to make adjustments based on its collective judgment.  When considering adjustments to the executive compensation program, the Compensation Committee takes into account the following factors during its decision making process:

(1)         Company performance;

(2)         Executive compensation and governance best practices;

(3)         NEOs achievement of the Company’s annual and long-term business milestones and individual performance objectives, and

(4)         Shareholder feedback via “Say on Pay” voting results.

As a result of the support that the Company’s 2011 — 2015 “Say on Pay” proposals received, the Company’s compensation policies and decisions remained consistent with our objectives to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders and to reward our executives when they have achieved our business objectives.  In large part, our executive compensation decisions for 2015 were hampered by the ongoing difficulty of efforts to seek and obtain project financing with depressed molybdenum prices and reversal of our water permits, the ongoing suspension of pre-construction activities at the Mt. Hope Project, and the necessity to continue cost reductions, including the additional October 2015 reduction in force, and further base salary compensation reductions:

No 2015 Adjustments to Base Salary.  Back in 2012, our NEO salaries ranged from 90% to 95% of the median base salary for our peer group, and as a result, the Compensation Committee did not approve any base salary increases for 2013.  And, with the implementation of the cost reduction programs beginning in 2013 and continuing into 2016 discussed above, our NEOs have again received 15% - 25% reductions in base cash salary compensation.  Minor adjustments to base salaries were made in mid-January, discussed above, related to the internal selection and promotion of our new CFO Lee Shumway, and additional responsibilities placed on our CLO Scott Roswell.

No 2015 Annual Cash Incentive Awards.  With the continuation of the Company’s cost reduction program, no cash incentive awards were made to our NEOs for 2013, 2014 or 2015 results, except for the cash retention awards to our named executive officers discussed below under “Stay Incentive Agreements.”

No 2015 Performance Based Equity Awards.  In December 2015, the Compensation Committee again determined not to re-institute the prior annual practice of granting equity based performance awards, as a result of continuing cost reductions.  During 2013, 2014, and again in 2015, there was no annual equity component to our executive compensation program, except for the retention awards of restricted stock units to our named executive officers discussed below under “Stay Incentive Agreements.”

Annual Incentive Awards

Historically, our executive officers have had the opportunity to earn annual incentive awards in the form of a cash incentive award for achievement of corporate and individual goals and objectives.  Annual incentive awards have traditionally been paid to executive officers to recognize specific accomplishments and overall performance, as determined by the committee in its discretion.

Although we target annual cash pay, the committee retains full discretion to adjust annual incentive awards based on its collective judgment of the CEO’s and executives’ achievement of business milestones and individual objectives.  For 2015, all potential grants of annual incentive awards for our named executive officers were determined by the committee in December 2014, in its discretion, based on achievement of the following business and individual objectives:

Corporate Business Goals	Weight
Financing & Liquidity	50%
Engineering and Construction	15%
Permitting, Environmental & Water Rights	20%
Safety & Health	10%
Administration	5%

As a result of the ongoing efforts to obtain project financing for the Mt. Hope Project and continuing cash conservation efforts the committee reviewed the business goals listed above, and determined as a result of the continuation of cost reduction programs to again not grant any 2015 cash incentive awards.  As a result 2015 actual total annual cash compensation is as follows:

Name	2015 Base Salary ($)	2015 Annual Incentive Award ($)	2013 - 2015 Stay Incentive Award ($)	2015 Annual Cash Compensation ($)
Bruce D. Hansen*	$550,000	$—	$—	$550,000
David A. Chaput**	312,700	—	156,350	469,050
Robert I. Pennington	297,000	—	148,500	445,500
R. Scott Roswell	250,700	—	125,350	376,050
Lee M. Shumway	$234,350	—	$117,175	$351,525

*                 Mr. Hansen agreed to defer payment of his stay incentive agreement of $412,500 which was fully earned in 2015 into 2016 in exchange for an equity incentive award.

**          Mr. Chaput retired from the Company effective October 16, 2015.

Long-Term Equity Incentives

As a company with limited financial resources, long-term equity awards are historically a significant element of our executive compensation program, and critical to the ongoing retention of our executives.  No equity awards were granted in 2015 as a result of ongoing cash conservation efforts, except for the retention awards of restricted stock units to our named executive officers as discussed below.

Stay Incentive Agreements

2013-2015 Stay Incentive Agreements  In September 2013, we implemented a cost reduction and retention program that included a 25% reduction in base cash compensation for the CEO and members of the Board of Directors with other senior officer and employees receiving 10 to 20% salary reductions.  In parallel, the Company also implemented a personnel stay incentive and equity award program for the NEOs and other senior managers that provided cash and equity incentives for employees who remain with the Company until the earlier to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2015.

Effective January 15, 2015, the following cash retention awards were paid, with the exception of Mr. Hansen who agreed to defer payment of his cash retention award to January 15, 2016, and the following RSU grants vested and shares were issued to our executive officers:  Mr. Hansen $412,500 (deferred to 1/15/16) and 245,536 shares; Mr. Chaput* $156,300 and 93,065 shares; Mr. Pennington $148,500 and 88,393 shares; Mr. Roswell $125,350 and 74,613 shares; and Mr. Shumway $117,175 and  69,747 shares.

*Mr. Chaput retired from the Company effective October 16, 2015.

2015 — Stay Incentive Agreements In January 2015, in conjunction with our decision to terminate the salary reductions to base salaries and again freeze base salaries at the 2012 level, we entered into Stay Incentive Agreements with certain employees, including our executive officers, in order to provide an incentive for each individual to continue his employment with the Company through the critical phase of seeking and obtaining financing for, and the construction of, the Mt. Hope Project.  The Stay Incentive Agreements provide for the award of RSUs if the covered executive remained continuously employed by the Company until the earlier to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 15, 2016.

Effective January 15, 2016, the following RSU grants vested and shares were issued to our executive officers:  Mr. Hansen - 392,904; Mr. Pennington - 212,168; Mr. Roswell - 179,093; and Mr. Shumway - 167,413.

2016 — Stay Incentive Agreements In December 2015, with the continuation of cash conservation, ongoing suspension of development activities at our projects resulting from the depressed molybdenum market and other factors, the compensation committee reviewed our compensation program for 2016, and authorized a return of the 2013/2014 salary reductions to our named executive officers.  Further, a similar Stay Incentive Program, which included a greater than a 50% reduction in the amount of equity incentives offered in the 2015 Stay Incentive Program discussed above, was authorized by the committee and implemented on January 16, 2016 for our named executive officers who remain with the Company through the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in the employment or change of control agreements between the Company and each of our named executive officers); involuntary termination (absent cause); or January 16, 2017.

Effective with the execution of Stay Incentive Agreement on January 16, 2016 the following RSU grants were made to our executive officers, subject to the vesting schedule described above:  Mr. Hansen — 120,000; Mr. Pennington - 100,000; Mr. Roswell — 80,000 and Mr. Shumway 80,000.

Name	2015 Annual Base Salary ($)	2016 Approved Base Salary Reductions ($)	2016 Annual Base Salary ($)	2016 Reduced Annual Base Salary ($)	2015 Stay Incentive RSU Grant	2016 Stay Incentive RSU Grant
Bruce D. Hansen	$550,000	(25)%	$550,000	$412,500	392,904	120,000
Robert I. Pennington	297,000	(20)%	297,000	237,600	297,000	100,000
R. Scott Roswell*	250,700	(15)%	265,750	225,888	179,093	80,000
Lee M. Shumway**	$234,350	(15)%	$275,750	$234,388	167,413	80,000

*                 Mr. Roswell’s annual base salary was increased effective January 16, 2016 to $265,750.

**          Mr. Shumway’s annual base salary was increased effective January 16, 2016 to $275,750.

Employee Benefits

Our executive officers generally participate in the same employee benefit programs (401(k) plan, health, dental, vision, life, accident and disability insurance) as other employees.  In 2012, the Company initiated an executive physical program with the University of Colorado Hospital.  The Company covers the cost of the executive officer to participate in the executive physical program every two (2) years.  Messrs. Hansen, Shumway, Pennington and Roswell are anticipated to again participate in 2016.

Employment, Change of Control Agreements

In order to attract and retain key executives, the Company previously entered into employment agreements with Mr. Hansen and Mr. Pennington.

In 2015, the agreements for Mr. Hansen and Mr. Pennington provided for a term that was to terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2015 for Mr. Hansen and December 31, 2016 for Mr. Pennington. Pursuant to described employment agreements, generally, if a change of control occurs and the Company (or its successor) terminates the employment of Messrs. Hansen or Pennington without cause during the one year period following the closing of the change of control event (a double-trigger arrangement) or the executive terminates employment for good reason, which includes a material diminution of the executive’s duties or compensation; geographic relocation; direction to the executive that would violate local, state, or federal law; or failure of the Company to pay base compensation in a timely manner, Messrs. Hansen and Pennington were each entitled to: (a) a lump sum payment of (i) three times the executive’s annual base compensation, (ii) 100% of the executive’s target annual incentive award for one year, and (iii) as to Mr. Hansen, his cash incentive award for major financing, if it had not previously been paid and (b) full vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.  The severance payment is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

In 2015, the terms of employment for Mr. Roswell and Mr. Shumway were covered by offer letter agreements and change of control severance agreements.  The Change of Control Severance, Confidentiality and Non-Solicitation Agreements were entered into with Mr. Roswell and Mr. Shumway, and include the same definition of change of control as the agreements for Messrs. Hansen and  Pennington.  Generally, if (i) a change of control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (ii) as a result of the closing of the change of control, or during the one-year period immediately following the closing of the change of control, the Company (or its successor) terminates the employment of the covered executive without cause (a double-trigger arrangement) or the executive terminates employment for good reason, which includes a material diminution of Mr. Roswell or Mr. Shumway’s duties or compensation; geographic relocation; direction to the executive that would violate local, state, or federal law; or, failure of the Company to pay base compensation in a timely manner, the executive will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement and confidentiality and non-solicitation covenants.  The amount of the severance payment will be equal to two times the executive’s annual base salary (determined by applying his base salary immediately preceding the implementation of the September 7, 2013 salary reduction) plus 100% of his target annual incentive award for one year and vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.

As part of our ongoing cash conservation efforts, in January 2016, we amended the employment agreements for CEO Bruce Hansen and COO Robert Pennington, reducing term of agreements to one year, with automatic renewal if not terminated earlier upon ninety (90) day notice.  Reduction in change of control severance to six (6) months (from two (2) years) for termination without cause or non-renewal, and two (2) years (from three (3) years) for termination or diminution of duties following a change of control.  Similar terms were imbedded in Employment Agreements for our CFO Lee Shumway and CLO Scott Roswell.

Individual Executive Officers and the CEO

Each of our executive officers is considered individually in the compensation setting process.  In setting cash compensation, the primary factors are the scope of the executive officer’s duties and responsibilities, the executive officer’s performance of those duties and responsibilities, the executive officer’s experience level and tenure with us, and a general evaluation of the competition in the market for key executives with the executive officer’s experience.  Long-term equity incentives are focused largely on retention of our executive officers and matching the financial interests of our executive officers with those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation information for the fiscal years 2015, 2014, and 2013 of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and our two other NEOs.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Award (1) ($)	Stock Awards (2) ($)	Option /SAR Awards (2) ($)	All Other Compensation ($)		Total ($)
Bruce D. Hansen (3)	2015	$550,000	$—	$184,665	$—	$19,051	(3)	$753,716
Chief Executive Officer	2014	412,500	—	—	—	19,051	(3)	431,551
	2013	412,500	—	540,021	87,504	19,051	(3)	1,059,076

David A. Chaput (4)	2015	312,700	156,350	—	—	15,074	(4)	484,124
Former Chief Financial Officer	2014	250,160	—	—	—	14,762	(4)	264,922
	2013	250,160	—	220,109	43,752	15,485	(4)	529,506

Robert I. Pennington (5)	2015	297,000	148,500	99,719		16,611	(5)	561,830
Chief Operating Officer	2014	237,600	—	—	—	14,981	(5)	252,581
	2013	237,600	—	212,260	43,752	15,461	(5)	509,073

R. Scott Roswell (6)	2015	250,700	125,350	84,174	—	14,695	(6)	474,919
Chief Legal Officer	2014	213,095	—	—	—	12,578	(6)	225,673
	2013	213,095	—	171,721	31,820	15,083	(6)	431,719

Lee M. Shumway (7)	2015	234,350	117,175	78,684	—	15,058	(7)	445,267
Chief Financial Officer	2014	199,198	—	—	—	11,885	(7)	211,083
	2013	$199,198	—	$163,546	$31,820	$15,058	(7)	$409,622

(1)         No incentive award was approved for 2013, 2014 or 2015, based on the Company’s cost reduction program.  Under the Company’s cash conservation program, cash retention awards were paid to each of the named executive officers on January 15, 2015, with the exception of Mr. Hansen, who deferred payment of his bonus to 2016.

(2)         These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 9 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.  The grant date fair value for the performance-based restricted stock units granted on December 11, 2013, is $1.15 per share, and assumes an estimate of performance of 100% probability.  The grant date fair value for restricted stock units granted on January 16, 2015, is $0.47 per share.

(3)        The All Other Compensation amount for Mr. Hansen for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Hansen for 2014 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Hansen for 2013 represents $12,750 in Company matching contributions to our 401(k) plan and $6,301 in group term life insurance premiums paid by the Company.

(4)         The All Other Compensation amount for Mr. Chaput for 2016 represents $12,750 in Company matching contributions to our 401(k) plan and $2,324 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Chaput for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $2,324 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Chaput for 2014 represents $12,320 in Company matching contributions to our 401(k) plan and $2,735 in group term life insurance premiums paid by the Company.

(5)         The All Other Compensation amount for Mr. Pennington for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $3,861 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2014 represents $11,120 in Company matching contributions to our 401(k) plan and $3,861 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2013 represents $11,600 in Company matching contributions to our 401(k) plan, $2,685 for the cost of a full physical exam and $3,861 in group term life insurance premiums paid by the Company.

(6)         The all other compensation amount for Mr. Roswell for 2015 represents $12,362 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the company.  The all other compensation amount for Mr. Roswell for 2014 represents $10,245 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the company.  The all other compensation amount for Mr. Roswell for 2013 represents $12,750 in company matching contributions to our 401(k) plan and $2,333 in group term life insurance premiums paid by the Company.

(7)         The All Other Compensation amount for Mr. Shumway for 2015 represents $12,750 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Shumway for 2014 represents $9,577 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Shumway for 2013 represents $12,750 in Company matching contributions to our 401(k) plan and $2,308 in group term life insurance premiums paid by the Company.

GRANTS OF PLAN-BASED AWARDS

In 2015, we made stay incentive RSU grants to each of our named executive officers. Historically, we have issued stock options, stock appreciation rights, restricted stock and restricted stock unit awards to our executive officers and key employees as part of our compensation plans under our equity incentive plans.  See “Equity Compensation Plan Information.”  The purpose of the 2006 Plan is to provide us with a greater ability to attract, retain, and motivate our officers, directors and key employees.  In 2015, in keeping with our cash conservation efforts, we used the 2006 Plan solely to provide stay incentive RSU grants as outlined below.

Name	Restricted Stock Units Awarded	Market Value at Grant ($)
Bruce D. Hansen	392,904	$184,665
David A. Chaput	223,384	104,990
Robert I. Pennington	212,168	99,719
R. Scott Roswell	179,093	84,174
Lee M. Shumway	167,413	$78,684

Our 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants.  Each award is subject to an agreement between the Company and the recipient of the grant reflecting the terms and conditions of the award.  Subject to the terms of the 2006 Plan, the Compensation Committee establishes grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  The Compensation Committee, in accordance with the 2006 Plan, sets the option exercise price, and, if applicable, the strike price for stock appreciation rights, in each case based on the closing price of the Company’s common stock on the date of the grant.

Compensation Arrangements and Employment Agreements

The material terms of our NEOs annual compensation, including base salaries, cash incentive awards, our equity granting practices and employment, change in control and stay bonus agreements are described in our “Compensation Discussion and Analysis” and “Employment Agreements” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table provides information with respect to outstanding stock options/SARs, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2015.

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2) ($)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce D. Hansen	66,666	(3)				$0.76	2/27/2016			$—			$—
	66,667	(3)				0.76	2/27/2017
				90,000	(4)	5.49	9/1/2020
											30,000	(4)	6,000
				140,000	(5)	3.28	9/1/2021
											50,000	(5)	10,000
				56,003	(6)	3.72	9/1/2022
				56,004	(7)	3.72	9/1/2022
											18,481	(6)	3,696
											18,481	(7)	3,696
								24,642	(8)	14,046
				56,003	(9)	3.72	9/1/2023
				56,004	(10)	3.72	9/1/2023
											18,481	(9)	3,696
											18,481	(10)	3,696
											392,904	(11)	78,581

Robert I. Pennington				40,000	(4)	5.49	9/1/2020				13,500	(4)	2,700
				60,000	(5)	3.28	9/1/2021
											22,000	(5)	4,400
				28,002	(6)	3.72	5/15/2022
				28,002	(7)	3.72	5/15/2022
											9,240	(6)	$1,848
											9,241	(7)	1,848
								12,321	(8)	2,464
				28,002	(9)	3.72	5/15/2023
				28,002	(10)	3.72	5/15/2023
											9,240	(9)	1,848
											9,241	(10)	1,848
	26,667	(12)				0.96	2/5/2016
	26,667	(12)				0.96	2/5/2017
											212,168	(11)	42,434
											145,000	(13)	29,000

R. Scott Roswell				27,000	(4)	5.49	9/1/2020				9,000	(4)	1,800
				43,000	(5)	3.28	9/1/2021
											14,000	(5)	2,800
				20,365	(6)	3.72	5/15/2022
				20,365	(7)	3.72	5/15/2022
											6,720	(6)	1,344
											6,721	(7)	1,344
								8,961	(8)	1,022
				20,365	(9)	3.72	5/15/2023
				20,365	(10)	3.72	5/15/2023
											6,720	(9)	1,344
											6,721	(10)	1,344
											179,093	(11)	35,819

Lee M. Shumway				27,000	(4)	5.49	9/1/2020				9,000	(4)	1,800
				43,000	(5)	3.28	9/1/2021
											14,000	(5)	2,800
				20,365	(6)	3.72	9/1/2022
				20,365	(7)	3.72	9/1/2022
											6,720	(6)	1,344
											6,721	(7)	1,344

	OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2) ($)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

								8,961	(10)	1,022
				20,365	(9)	3.72	9/1/2023
				20,365	(10)	3.72	9/1/2023
											6,720	(9)	1,344
											6,721	(10)	1,344
	3,257	(14)				4.35	10/1/2016
						$—				$—	167,413	(11)	$33,483

(1)	All of the awards were made under the 2006 Plan.

(2)	The option/SAR exercise price is the closing market price of the stock on the day of the grant.

(3)	SARs were granted on February 27, 2009 with 66,667 vested on February 27, 2011, and 66,667 vested on February 27, 2012.

(4)

Performance SARs and restricted stock units were granted on December 16, 2010 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(5)

Performance SARs and restricted stock units were granted on December 15, 2011 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(6)

Performance SARs and restricted stock units were granted on December 12, 2012 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(7)

Performance SARs and restricted stock units were granted on December 12, 2012 and are scheduled to vest one year following the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(8)

Restricted stock units were granted on December 11, 2013 and are scheduled to vest on December 11, 2016. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted.

(9)

Performance SARs and restricted stock units were granted on December 11, 2013 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(10)

Performance SARs and restricted stock units were granted on December 11, 2013 and are scheduled to vest one year following the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved. The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(11)

Performance restricted stock units were granted on January 16, 2015 and vested on January 15, 2016. The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by the number of shares granted, which assumes that all performance goals for the shares are achieved.

(12)	SARs were granted on February 5, 2009 with 26,667 vested on February 5, 2011 and 26,667 vested on February 5, 2012.

(13)

An award of 165,000 shares of restricted stock was granted on October 19, 2007. During 2008, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 1 goal. During 2009, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 2 goals. The remaining shares are scheduled to vest based upon the achievement of designated performance goals. In addition, 30,000 shares will vest upon attainment of the construction completion goal, 30,000 shares will vest upon satisfying the cost of contracted construction goal, 35,000 shares (17,500 each) will vest upon satisfying the commissioning phase 1 and phase 2 goals and the remaining 50,000 shares will vest based upon satisfying the specified production goal within six months of initial start-up. The Company may adjust the timing of completion of the goals to accommodate changes in the schedule as a result of environmental permitting or financial considerations. The market value of the stock award was determined by multiplying the closing market price of a share of our common stock on December 31, 2015 of $0.20 by 145,000 shares, which assumes that all performance goals for the shares are achieved.

(14)	SARs were granted on November 1, 2008 and vested on November 1, 2011.

OPTION/SAR EXERCISES AND STOCK VESTED DURING 2015

	OPTION/SAR AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Bruce D. Hansen	—	—	245,536	$117,857
			24,642	6,161
			24,642	6,161
David A. Chaput	—	—	248,026	69,447
			12,321	3,450
			12,321	3,450
			223,384	62,548
Robert I. Pennington	—	—	88,393	42,429
			12,321	3,080
			12,321	3,080
R. Scott Roswell	—	—	74,613	35,814
			8,961	2,240
			8,961	2,240
Lee M. Shumway	—	—	69,747	33,479
			8,961	2,240
			8,961	$2,240

(1)         Amount reported represents the closing price of our common stock, as reported on the NYSE MKT, on each vesting date, multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination or change in control for Mr. Hansen, Mr. Pennington, Mr. Roswell, and Mr. Shumway are set forth in their respective employment agreements or offer letter agreements and change of control agreements, described below.

In the event of a change in control as defined in our 2006 Plan, all outstanding options and other stock awards under the plans may be assumed, continued or substituted by any surviving or acquiring entity.  If the surviving or acquiring entity elects not to assume, continue or substitute the awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated, the awards will be fully vested and exercisable immediately prior to the consummation of the transaction and the stock awards will automatically terminate upon consummation of the transaction if not exercised prior to such event.

Employment Agreements and Stay Agreements

The following is a summary of the employment agreements or offer letter agreements and change of control agreements that were in effect between us and each of our named executive officers during the last fiscal year.  For information regarding the employment agreements for Messrs. Hansen and Pennington and the change of control severance, confidentiality and non-solicitation agreements for Messrs. Roswell and Shumway, see “Compensation Discussion and Analysis—Employment and Change of Control Agreements.”

Bruce D. Hansen.  On January 30, 2007, we entered into an employment agreement with Mr. Hansen to serve as our Chief Executive Officer for a term of three years.  Mr. Hansen’s agreement was subsequently amended and restated effective January 1, 2012, to extend the term of the agreement to terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2015; and to eliminate the single-trigger change of control arrangement.  The following is a description of the terms of his agreement, as in effect on December 31, 2015.

Under the terms of the agreement, as amended, Mr. Hansen’s base salary is $550,000, which was temporarily reduced to $412,500 in September 2013 and re-instated effective January 16, 2015, as discussed in the next paragraph.  Mr. Hansen is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  Upon the completion of an equity or debt financing that raises sufficient capital to commence production at the Mt. Hope Project, Mr. Hansen remains entitled to a cash payment of $1,000,000.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Hansen without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Hansen terminates his employment for good reason, which includes a material diminution of his duties or compensation, geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Hansen would be entitled to receive a payment equal to three years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan.  In addition, he will be paid the cash incentive award of $1,000,000 for major financing if it has not previously been paid.  In the event the Company terminates Mr. Hansen’s employment without cause, independent of a “change of control”, Mr. Hansen would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Hansen terminates his employment for “good reason” as described above, independent of a “change of control”, Mr. Hansen would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Hansen.  With the Stay Agreement, Mr. Hansen and the Company agreed to reduce Mr. Hansen’s base salary to $412,500 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $412,500 and a Restricted Stock Unit (“RSU”) award of 245,536 RSUs if Mr. Hansen remains continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Hansen’s employment agreement; involuntary termination (absent cause); or January 15, 2015.  On January 16, 2015, we entered into a First Amendment to Salary Reduction and Stay Incentive Agreement with Mr. Hansen, effective as of January 14, 2015.  Pursuant to this amendment, the Company agreed to grant 392,904 RSUs to Mr. Hansen, in consideration for Mr. Hansen’s agreement to extend the payment of his $412,500 cash incentive bonus under his Stay Agreement to January 16, 2016.  These awards vested and were paid to Mr. Hansen on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Hansen

120,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.

Robert I. Pennington.  On October 5, 2007, we entered into an offer letter agreement with Robert I. Pennington pursuant to which Mr. Pennington served as our Vice President of Engineering and Construction and was named our Chief Operating Officer in January 2012.  Pursuant to the terms of this agreement, as amended, Mr. Pennington was paid a base salary of $200,000 per year in 2007, plus eligibility for a performance based annual incentive award.  Mr. Pennington’s base salary was subsequently increased to $297,000, which was temporarily reduced to $237,600 in September 2013 and re-instated effective January 16, 2015 as discussed in the next paragraph.  Mr. Pennington received an option to purchase 150,000 shares of common stock under the 2006 Plan, all of which are fully vested.  In addition, Mr. Pennington is also eligible to receive up to 165,000 shares of restricted common stock upon reaching certain pre-determined goals relating to the Mt. Hope Project, of which 20,000 shares have vested and been issued to Mr. Pennington.  In January 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement, which was superseded by an Employment Agreement entered into with Mr. Pennington effective December 12, 2012 to which the term of the agreement will terminate automatically on the earlier of (1) the one-year anniversary of the date on which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and (2) December 31, 2016.  The following is a description of the terms of his agreement, as in effect on December 31, 2015.  If a “change of control” occurs and the Company (or its successor) terminates the employment of Mr. Pennington without cause during the one-year period following the close of the change of control event (a double-trigger arrangement) or Mr. Pennington terminates his employment for good reason, which includes a material diminution of his duties or compensation; geographic relocation; a direction to violate local, state or federal law; or a failure of the Company to pay base compensation in a timely manner, Mr. Pennington would be entitled to receive a payment equal to three years of annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction), one year target annual incentive compensation, and full vesting of all outstanding unvested stock-based equity awards, if not otherwise accelerated under the provisions of a “change of control” in the Company’s Equity Incentive Plan. In the event the Company terminates Mr. Pennington’s employment without cause, independent of a “change of control”, Mr. Pennington would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  If Mr. Pennington terminates his employment for “good reason,” as described above, Mr. Pennington would be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction).  Each of the described severance payments is subject to execution of a binding termination release and confidentiality, non-competition, and non-solicitation covenants.

On September 7, 2013 we entered into a Salary Reduction and Stay Incentive Agreement (“Stay Agreement”) with Mr. Pennington.  With the Stay Agreement, Mr. Pennington and the Company agreed to reduce Mr. Pennington’s base salary to $237,600 for the term of the Stay Agreement, and provided for a Stay Incentive Award of $148,500 and a Restricted Stock Unit (“RSU”) award of 88,393 RSUs if Mr. Pennington remained continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors; a Change of Control (as defined in Mr. Pennington’s employment agreement; involuntary termination (absent cause); or January 15, 2015.  These awards vested and were paid to Mr. Pennington on January 15, 2015.  Effective January 14, 2015, we agreed to grant Mr. Pennington 212,168 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2015 through January 15, 2016.  These awards vested and were awarded to Mr. Pennington on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Pennington 100,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.

R. Scott Roswell.  On August 17, 2010, we entered into an offer letter agreement with R. Scott Roswell pursuant to which Mr. Roswell serves as our Corporate Counsel and Vice President of Human Resources and was named our Chief Legal Officer in October 2015.  Mr. Roswell’s base salary is $250,700 in 2015, which was temporarily reduced to $213,095 in September 2013 in connection with our cost reduction program, and re-instated effective January 16, 2015.  On January 1, 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement with Mr. Roswell, which includes the same definition of change of control as the agreements for Messrs. Hansen, and Pennington.  Generally, if a change of control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and as a result of the closing of the change of control, or during the one-year period immediately following the closing of the change of control, the Company (or its successor) terminates the employment of Mr. Roswell without cause (a double-trigger arrangement) or Mr. Roswell terminates employment for good reason, which includes a material diminution of his duties or compensation; geographic relocation; direction to Mr. Roswell that would violate local, state, or federal law; or, failure of the Company to pay base compensation in a timely manner, Mr. Roswell will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement and confidentiality and non-solicitation covenants.  The amount of the severance payment will be equal to two times Mr. Roswell’s annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction) plus 100% of his target annual incentive award for one year and vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.

On September 7, 2013 we entered into a Stay Incentive Agreement with Mr. Roswell.  With the Agreement, Mr. Roswell and the Company agreed to provide a Stay Incentive Award of $125,350 and Restricted Stock Unit (“RSU”) Award of 74,613 RSUs if Mr. Roswell remained continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in Mr. Roswell’s Change of Control, Severance, Confidentiality and Non-Solicitation Agreement; involuntary termination (absent cause); or January 15, 2015.  These awards vested and were paid to Mr. Roswell on January 15, 2015.  Effective January 14, 2015, we agreed to grant Mr. Roswell 179,093 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2015 through January 15, 2016.  These awards vested and were paid to Mr. Roswell on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Roswell 80,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.  Mr. Roswell was appointed Chief Legal Officer in October 2015.

Lee M. Shumway.  On November 6, 2007, we entered into an offer letter agreement with Lee M. Shumway pursuant to which Mr. Shumway initially served as the Director of Business Process/Information Technology.  Mr. Shumway served as our Controller and Treasurer in 2015, and was promoted to Chief Financial Officer effective October 16, 2015.  Mr. Shumway’s base salary is $234,500 in 2015, which was temporarily reduced to $199,198 in connection with our cost reduction program in September 2013 and re-instated effective January 16, 2015.  On January 1, 2012, we entered into a Change of Control Severance, Confidentiality and Non-Solicitation Agreement with Mr. Shumway, which includes the same definition of change of control as the agreements for Messrs. Hansen, Pennington and Roswell.  Generally, if a change of control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and as a result of the closing of the change of control, or during the one-year period immediately following the closing of the change of control, the Company (or its successor) terminates the employment of Mr. Shumway without cause (a double-trigger arrangement) or Mr. Shumway terminates employment for good reason, which includes a material diminution of his duties or compensation; geographic relocation; direction to Mr. Shumway that would violate local, state, or federal law; or, failure of the Company to pay base compensation in a timely manner, Mr. Shumway will be entitled to a lump sum severance payment.  The severance payment is subject to execution of a binding termination release agreement and confidentiality and non-solicitation covenants.  The amount of the severance payment will be equal to two times Mr. Shumway’s annual base salary (determined by applying his base salary immediately preceding the implementation of the salary reduction) plus 100% of his target annual incentive award for one year and vesting of all outstanding stock-based equity awards, if not otherwise accelerated under the provision of a change of control in the Company’s Equity Incentive Plan.

On September 7, 2013 we entered into a Stay Incentive Agreement with Mr. Shumway.  With the Agreement, Mr. Shumway and the Company agreed to provide a Stay Incentive Award of $117,175 and Restricted Stock Unit (“RSU”) Award of 69,747 RSUs if Mr. Shumway remains continuously employed through the End Date, as defined therein.  The Stay Agreement provided that it would end on the earliest to occur of a financing plan for the Mt. Hope Project approved by the Board of Directors, a Change of Control (as defined in Mr. Shumway’s Change of Control, Severance, Confidentiality and Non-Solicitation Agreement; involuntary termination (absent cause); or January 15, 2015.  These awards vested and were paid to Mr. Shumway on January 15, 2015.  Effective January 14, 2015, we agreed to grant Mr. Shumway 167,413 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2015 through January 15, 2016.  These awards vested and were paid to Mr. Shumway on January 15, 2016.  Effective January 16, 2016, we agreed to grant Mr. Shumway  80,000 RSUs, subject to his execution of a new Stay Incentive Agreement covering the period from January 16, 2016 through January 15, 2017.

As part of our ongoing cash conservation efforts, in January 2016, we amended the employment agreements for CEO Bruce Hansen and COO Robert Pennington, reducing the term of the agreements to one year, with automatic renewal if not terminated earlier upon ninety (90) days’ notice.  The amendments also reduce the change of control severance to six (6) months (from two (2) years) for termination without cause or non-renewal, and two (2) years (from three (3) years) for termination or diminution of duties following a change of control.  Similar terms were imbedded in Employment Agreements for our CFO Lee Shumway and CLO Scott Roswell.

Change of Control — Employment Agreements

Generally, for purposes of the executive employment and change of control severance agreements, a change of control occurs if:

•                  Any single holder (or group acting in concert) acquires ownership of 50% or more of the outstanding common stock or combined voting power of the Company (under the present capitalization, outstanding stock and voting power is the same).  The following acquisitions are excluded:  (a) acquisition of shares from the Company; and (b) acquisition of shares by the Company or by any employee benefit plan sponsored by the Company; or

•                  There is a business combination (a merger, reorganization, etc.) involving the Company and another company unless substantially all of the holders who owned shares of the Company before the combination own more than half of the shares of the company resulting from the combination in substantially the proportion that they owned our shares and no one (including a group acting in concert) owns more than one-half of the resulting company.  In other words, generally, if we merged with another company and our stockholders owned more than one-half of the resulting company there would not be a change of control.  If they owned less than 50%, a change of control would have occurred; or

•                  The current (incumbent) members of the Company’s Board no longer constitute at least a majority of the Board; provided, however, that an individual that becomes a director whose election or nomination was approved by at least a majority of the directors serving on the incumbent Board is considered as though such individual was a member of the incumbent Board unless the individual assumed the office as a result of an actual or threatened election contest or solicitation of proxies or consents on the person’s behalf; or

•                  All or substantially all of our operating assets are sold to an unrelated party; or

•                  Our stockholders approve a liquidation or dissolution of the Company.

2006 Equity Incentive Plan

In general, under the terms of the 2006 Equity Incentive Plan, in the event of a change in control (as defined in each of the plans), outstanding awards will either be assumed or substituted by the surviving corporation or automatically become fully vested and exercisable for a limited period of time.

Severance and Change in Control Payments

The following is a summary of potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under each circumstance assuming the event occurred on December 31, 2015, except that the amounts for Mr. Chaput represent the amounts actually received by him in connection with his retirement on October 16, 2015.  Actual payments would be paid in a lump sum and may be more or less than the amounts described below.  In addition, the Company may enter into new arrangements or modify these arrangements, from time to time, as was done in January 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL ON DECEMBER 31, 2015

The following are estimated payments that would be provided to each of our named executive officers in the event of termination of the named executive officer’s employment assuming a termination date of December 31, 2015.

Name	Base Salary ($)	Incentive Award ($)	Value of Accelerated Vesting of Equity Awards (1) ($)
Bruce D. Hansen (2)
Termination without cause or for good reason as a result of a change of control	$1,650,000	$1,412,500	$114,294
Termination without cause unrelated to change of control	1,100,000	412,500	78,581
Termination for good reason unrelated to change of control	550,000	—	—
David A. Chaput (3)
Retirement	193,227	—	61,440
Robert I. Pennington (4)
Termination without cause or for good reason as a result of a change of control	891,000	148,500	88,390
Termination without cause unrelated to change of control	594,000	148,500	42,434
Termination for good reason unrelated to change of control	297,000	—	—
R. Scott Roswell (4)
Termination without cause or for good reason as a result of a change of control	501,400	125,350	47,587
Termination without cause unrelated to change of control	—	125,350	35,819
Lee M. Shumway (4)
Termination without cause or for good reason as a result of a change of control	468,700	117,175	45,251
Termination without cause unrelated to change of control	$—	$117,175	$33,483

(1)         Amounts are based upon our closing stock price of $0.20 per share on December 31, 2015.  Amount includes the value of accelerated vesting of stock awards; accelerated vesting of SARs and accelerated vesting of stock options, to the extent the option exercise price exceeded the closing stock price of our common stock on December 31, 2015.  The amounts do not include potential exercise of vested stock options.  See the “Outstanding Equity Awards at December 31, 2015” table for information regarding vested stock options.

(2)         Includes a change of control payment equal to three times his base salary, 100% of his annual target incentive payment, and payment of his $1,000,000 major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(3)         Represents amounts actually received by Mr. Chaput in connection with his retirement from the Company on October 16, 2015.

(4)        In the event of his termination without cause as a result of a change of control, or one year following the closing of the change of control, or election of termination for “good reason” he is entitled to two years of his base salary, 100% of his annual target incentive payment, and vesting of all of his outstanding stock awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	3,105,861	$2.37	928,150	(1)
Total	3,105,861	$2.37	928,150

(1)         The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2006 Equity Incentive Plan cannot exceed 9,600,000.  Awards under the 2006 Plan may include incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and stock appreciation rights.

DIRECTOR COMPENSATION

The following table lists compensation information for fiscal 2015 for our directors and our secretary who were not employees.  Mr. Hansen, who is also our Chief Executive Officer, does not receive any separate compensation for his service as a director.  Mr. Hansen’s compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables above.

On the recommendation of the Compensation Committee, at its June 16, 2011 meeting the Board approved guidelines for share ownership for directors.  The current guideline amount is equal to a multiplier of four times each director’s individual retainer from the Company.  The Board also set a target of five years for each director to reach his/her ownership guideline level.  As of December 31, 2015, all non-employee Directors had reached their target ownership, except for Mr. Zhang who was appointed to the Board in December 2015.  Effective September 7, 2013, we implemented a cost reduction and personnel retention program, which was maintained throughout 2015 and which included reductions in base cash compensation for members of the Board of Directors, as well as our executive officers and senior management employees.

Columns required by SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Ricardo M. Campoy	$78,667	$16,250	$94,917
Patrick M. James (3)	6,167	16,250	22,417
Mark A. Lettes	54,750	16,250	71,000
Gary A. Loving	43,500	16,250	59,750
Gregory P. Raih	48,000	16,250	64,250
Nelson F. Chen	33,750	16,250	50,000
Tong Zhang	3,250	—	3,250
Michael K. Branstetter (2)	$15,000	$6,500	$21,500

(1)                                 These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 9 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.  As of December 31, 2015, the aggregate number of shares of our common stock underlying outstanding option awards and the number of shares of restricted stock for each non-employee director and our secretary was zero.

(2)                                 Michael K. Branstetter serves as our secretary.

(3)                                 Patrick M. James resigned from the Board in May, 2015, following an approved leave of absence granted in February, 2015.

Director and Secretary Compensation Program

The following table describes the payments to be made by us under our director and secretary compensation program

Director
Annual Retainer	$ 40,000 total paid quarterly in arrears**
Board Meeting Fee	$ 1,000 paid quarterly in arrears**
Audit Committee Chair	$ 10,000 total paid quarterly in arrears**
Other Committee Chairs	$ 5,000 total paid quarterly in arrears**
Board Chair Annual Retainer	$ 80,000 total paid quarterly in arrears (1)**
Committee Meeting Fee	$ 1,000 paid quarterly in arrears**
Sign-on Equity	20,000 shares (2)
Annual Equity	25,000 shares (3)**
Resignation Equity	5,000 shares (4)

Secretary
Annual Retainer	$ 20,000 total paid quarterly in arrears**
Annual Equity	10,000 shares (3)*

* In December 2014, on the recommendation of the Compensation Committee, the Board approved an increase the Directors’ annual equity grant to 25,000 shares and the Secretary’s grant to 10,000 shares annually, commencing with the 2015 annual equity grant.

**During 2015, all cash compensation for Directors remained reduced by 25% from the amounts listed above as part of our cash conservation program implemented in September 2013.

(1)                                 Board Chair annual retainer is paid to the Board Chair in lieu of the annual retainer paid to other directors and is cash only.

(2)                                 Represents the number of full-value, fully vested shares of common stock granted upon election to the Board.

(3)                                 Represents the number of full-value, fully vested shares of common stock granted annually on the first business day after January 1.  New directors receive a pro-rated grant, based upon the time of joining the Board (in addition to the Sign-on Equity award).

(4)                                 Represents the number of full-value, fully vested shares granted upon approval by the Compensation Committee if a director is asked to resign.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Our Audit Committee reviews any transaction involving the Company and a related party (1) prior to the entry by the Company into such transaction, (2) at least once a year after the Company’s entry into the transaction, and (3) upon any significant change in the transaction or relationship.  If advance approval of a related party transaction is not feasible, then, pursuant to our recently amended related party transaction policy, the related party transaction is considered at the Audit Committee’s next regularly scheduled meeting, and if the Audit Committee determines it to be appropriate, is ratified.  For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  In its review of any related party transactions, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable):  the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Certain types of transactions are pre-approved in accordance with the terms of our recently amended related party transaction policy.  These include, among other things, transactions in which rates or charges are determined by competitive bids or are fixed by law and certain charitable contributions by the Company.

Hanlong and Nelson F. Chen

On December 20, 2010, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with Hanlong in connection with a Tranche 1 closing under a Securities Purchase Agreement dated March 4, 2010 (the “Purchase Agreement”) between us and Hanlong.

As discussed earlier, while the Purchase Agreement with Hanlong was terminated in August 2013, certain provisions of the Purchase Agreement and Stockholder Agreement remain in effect, and, as a result of the Tranche 1 closing, Hanlong is entitled to nominate one director to our Board so long as it maintains at least a 10% fully diluted interest in the Company.  Pursuant to the terms of the Stockholder Agreement, Hanlong designated Mr. Chen as its nominee for appointment to the Board, and at the 2013 Annual Meeting of the Stockholders, the Board nominated and the stockholders elected Mr. Chen to the Board as a Class III member. As of the record date of April 15, 2016, Hanlong’s ownership interest on a fully diluted basis was 5.7%.  Therefore, Hanlong is no longer entitled to nominate a director to the Board.  In February 2016, the Governance and Nominating Committee of the Company’s Board of Directors determined it would not renominate the Hanlong representative, Nelson F. Chen, to the Board, as Hanlong’s beneficial ownership of the Company’s common stock on a fully diluted basis has fallen below 10%.  Mr. Chen’s term as a director will expire at the 2016 Annual Meeting.

AMER and Tong Zhang

On November 24, 2015, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with AMER in connection with a Tranche 1 closing under an Investment and Securities Purchase Agreement, as amended November 2, 2015 (the “Purchase Agreement”) between us and AMER.

Pursuant to the terms of the Stockholder Agreement, AMER is permitted to immediately nominate one member to the Board, as well as additional directors following the completion of Tranche 3 closing under the Purchase Agreement, and drawdown of a senior secured loan, respectively.  The Stockholder Agreement also governs AMER’s acquisition and transfer of shares of the Company’s common stock.  As discussed earlier, AMER designated Mr. Zhang as its nominee for appointment to the Board, and at the December 2015 meeting of the Board, the Board appointed Mr. Zhang as a Class II member, subject to nomination and election by stockholders at the 2018 Annual Meeting.

In accordance with the Company’s standard director compensation program, on January 4, 2016, Mr. Zhang was issued a sign-on equity grant of 20,000 fully vested shares of the Company’s common stock, a prorated 2015 equity grant of 1,986 fully vested shares of the Company’s common stock, and the 2016 annual equity grant of 25,000 fully vested shares of the Company’s common stock.  Mr. Zhang will also receive an annual cash retainer and Board and committee meeting fees as described above under “Director Compensation.”

Private Placement of Units

In December 2014, the Company sold and issued $8.5 million in units consisting of Convertible Senior Promissory Notes (the “Notes”) and warrants to accredited investors, including several directors and each of the named executive officers of the Company, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder.  The terms of the private placement were negotiated by independent members of the Company’s board of directors, none of whom participated in the transaction.  Bruce D. Hansen, the Chief Executive Officer and a director of the Company, purchased 15,000 units for an aggregate purchase price of $1,500,000.  Robert I. Pennington, the Chief Operating Officer of the Company, purchased 1,500 units for an aggregate purchase price of $150,000.  Gary A. Loving, a director of the Company, purchased 2,000 units for an aggregate purchase price of $200,000.

The Notes bear interest at a rate of 10.0% per annum, payable in cash quarterly in arrears on each March 31, June 30, September 30, and December 31 beginning March 31, 2015. The Notes are convertible at any time in an amount equal to 80% of the greater of (i) the average volume weighted average price (“VWAP”) for the 30 Business Day period ending on the Business Day prior to the date of the conversion, or (ii) the average VWAP for the 30 Business Day period ending on the original issuance date of this note.  Each Note will convert into a maximum of 100 shares per note, resulting in the issuance of up to 8,535,000 shares, or 9.3% of shares outstanding. General Moly’s executive management team and board of directors who participated in the offering are restricted from converting at a price less than $0.32, the most recent closing price at the time that the Notes were issued. The Notes are mandatorily redeemable at par plus the present value of remaining coupons upon (i) the availability of cash from a financing for Mt. Hope and (ii) any other debt financing by the Company. In addition, 50% of any proceeds from the sale of assets cumulatively exceeding $250,000 will be used to prepay the Notes at par plus the present value of remaining coupons. The Company has the right to redeem the Notes at any time at par plus the present value of remaining coupons.  The warrants are exercisable between June 26, 2015 and December 26, 2019, for an aggregate of 8,535,000 shares of the Company’s common stock at $1.00 per share.

During late April  2015, several Holders exercised the Conversion Option on outstanding Convertible Senior Note balances totaling $2.2 million.  As a result of the Share Cap, aggregate principal of $1.1 million of the Holders’ Notes was converted into 2.2 million shares, at conversion prices ranging from $0.5166 to $0.5485, and non-convertible Promissory Notes for the remaining principal of $1.1 million were issued.  The converting Holders included Gary A. Loving and Nelson F. Chen, both directors, and each of the named executive officers of the Company.

ADDITIONAL STOCKHOLDER INFORMATION

Stockholder Proposals and Recommendations for Director Nominees for the 2017 Annual Meeting

We anticipate that we will hold our 2017 Annual Meeting of Stockholders within 30 days before or after June 8, 2017.  If you wish to submit a proposal for inclusion in our proxy materials to be circulated in connection with our 2017 Annual Meeting of Stockholders, you must send the proposal to the Company at the address below.  The proposal must be received no later than December 30, 2016 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

For stockholder proposals submitted outside of the process described above, the Company’s bylaws require that advance written notice of a stockholder proposal for matters to be brought before an annual stockholders meeting be received by the Company not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting.  Accordingly, notice of stockholders proposals for the 2017 Annual Meeting must be received by the Company between February 8, 2017 and March 10, 2017.  In addition, among other requirements set forth in the SEC’s proxy rules, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date you submit the proposal, and you must continue to own such stock through the date of the meeting.

Stockholder proposals and recommendations for director nominees should be sent to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401.

Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof.  Any such request should be directed to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401 or (303) 928-8599.  Upon request, we will promptly deliver a separate copy.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

The Company’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2015 is being mailed to all stockholders with this proxy statement.  Our Annual Report is part of the proxy solicitation materials for the Annual Meeting.  An additional copy, including exhibits, will be furnished without charge to any stockholder by writing to the Corporate Secretary at the address above.  The Company’s Form 10-K may also be accessed at the Company’s website at www.generalmoly.com, or at SEC’s website at www.sec.gov.

Other Matters

As of the date of this proxy statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.  However, if other matters are properly brought before the Annual Meeting, the proxies will be voted on those matters at the discretion of the proxy holders.

By Order of the Board of Directors,

Bruce D. Hansen
Chief Executive Officer

Lakewood, Colorado
April 18, 2016

Annex A

GENERAL MOLY, INC.

2006 EQUITY INCENTIVE PLAN, AS AMENDED

AMENDMENT

Approved by the Board of Directors:  March 23, 2016

Approved by Shareholders:                         , 2016

Capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Plan.

Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

4.                                      SHARES SUBJECT TO THE PLAN

(a)                                 Share Reserve.  Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 14,600,000 shares of Common Stock.  The number of shares of Common Stock that may be issued pursuant to Incentive Stock Options shall be limited to the above maximum number of shares issuable under the Plan.

Except as specifically set forth in this Amendment, all other terms and conditions remain unchanged from the Plan as in effect before the amendment.

REVOCABLE PROXY GENERAL MOLY, INC. 1726 Cole Blvd., Ste 115. Lakewood, Colorado 80401 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS This proxy revokes all prior proxies with respect to the Annual Meeting. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged. The undersigned hereby appoints R. Scott Roswell and Michael K. Branstetter (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of General Moly, Inc. (the “Company”) that the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of the Company to be held on June 8, 2016, and any adjournment thereof. Such shares shall be voted as indicated with respect to the proposals listed on this proxy and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof. Each of the proposed items below are described in the Proxy Statement that accompanies this revocable proxy, and the descriptions herein are qualified in their entirety by the information set forth in the Proxy Statement. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 8, 2016 The Proxy Statement and our Annual Report are available at: http://investor.generalmoly.com/phoenix.zhtml?c=181598&p=proxy as in this example  Please mark votes The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR each of Proposals 2 through 4. PROPOSAL 1 Election of two Class III members to the Board of Directors: Nominees: 01 Bruce D. Hansen PROPOSAL 2 An advisory vote to approve executive compensation.  FOR  AGAINST  ABSTAIN PROPOSAL 3 Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent registered accounting firm for the fiscal year ending December 31, 2016.  FOR  AGAINST  ABSTAIN  FOR  AGAINST  ABSTAIN PROPOSAL 4 Approval of an amendment to the General Moly, Inc. 2006 Equity Incentive Plan, as Amended as of May 2010. 02 Mark A. Lettes  FOR  AGAINST  ABSTAIN  FOR  AGAINST  ABSTAIN This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned, but no direction is made, this proxy will be voted by the Proxies FOR each of the nominees for director in Proposal 1 and FOR each of Proposals 2, 3 and 4. I plan to attend the Annual Meeting Please sign exactly as name appears adjacent. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date: Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) CONTROL NUMBER Signature Signature (if held jointly) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone  MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.